UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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PROXY STATEMENT
DIRECTOR INDEPENDENCE
COMMUNICATIONS WITH DIRECTORS
BUSINESS ETHICS POLICY
DIRECTOR COMMITTEES AND COMPOSITION
2008 COMPENSATION OF NON-EMPLOYEE DIRECTORS
CONSIDERATION OF DIRECTOR NOMINEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NO. 1: ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF SHARES
SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
REPORT OF AUDIT COMMITTEE
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL NO. 3: APPROVAL OF AMENDED AND RESTATED 1991 PLAN
EXPENSES OF SOLICITATION
PROPOSALS OF SHAREHOLDERS
OTHER MATTERS

5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077

April 23, 2009

Dear Shareholder:

The 2009 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on Thursday, April 23, 2009 at 10:00 a.m. EST. For your convenience, we are pleased to offer a live webcast of the annual meeting at http://www.diebold.com.

All holders of record of Diebold Common Shares as of February 27, 2009 are entitled to vote at the 2009 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect nine directors, (ii) ratify the appointment of KPMG LLP as independent auditors for 2009, and (iii) approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.

Diebold’s Annual Report for the year ended December 31, 2008 is included herein. Your proxy card is enclosed. Please indicate your voting instructions and sign, date and mail this proxy card promptly in the return envelope.

If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a live broadcast that will be available from Diebold’s web site at http://www.diebold.com. The replay can also be accessed on the site soon after the meeting for up to three months.

We look forward to seeing those of you who will be attending the meeting.

Sincerely,

JOHN N. LAUER Chairman of the Board	THOMAS W. SWIDARSKI President and Chief Executive Officer

5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 23, 2009
10:00 a.m. EST

Dear Shareholder,

The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio 44221, on April 23, 2009 at 10:00 a.m. EST, for the following purposes:

1.   To elect nine directors;

2.   To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year 2009; and

3.   To approve the Diebold, Incorporated Amended and Restated 1991 Equity and Performance Incentive Plan.

Your attention is directed to the attached proxy statement, which fully describes these items.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Holders of record of Diebold Common Shares at the close of business on February 27, 2009 will be entitled to vote at the Annual Meeting.

The enclosed proxy card is solicited, and the persons named therein have been designated, by the Board of Directors of the Company.

By Order of the Board of Directors

CHAD F. HESSE
Corporate Counsel and Corporate Secretary

March 10, 2009
(approximate mailing date)

YOU ARE REQUESTED TO COOPERATE IN ASSURING A
QUORUM BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY
AND PROMPTLY MAILING IT IN THE RETURN ENVELOPE.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 • North Canton, Ohio 44720-8077

PROXY STATEMENT

Annual Meeting of Shareholders, April 23, 2009

This proxy statement is furnished to shareholders of Diebold, Incorporated in connection with the solicitation by the Board of Directors of proxies that will be used at the 2009 Annual Meeting of Shareholders to be held on April 23, 2009, at 10:00 a.m. EST, or any adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding Notice of Annual Meeting and more fully discussed below.

Record Date and Share Ownership

On February 27, 2009, the record date for the meeting, the outstanding voting securities of the Company consisted of 66,187,798 Common Shares, $1.25 par value per share, all of one class. Each shareholder of record as of the close of business on February 27, 2009 will be entitled to one vote for each Common Share held on that date.

Submitting and Revoking Your Proxy

This proxy statement and accompanying form of proxy were first mailed to shareholders on or about March 10, 2009. If you complete and submit your proxy, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions.

If you submit a proxy card but do not fill out the voting instructions on the proxy card, the Proxy Committee will vote the shares represented by your proxy as follows:

•	FOR the election of the director-nominees set forth in “Proposal No. 1: Election of Directors.”

•	FOR ratification of the appointment of the independent auditors set forth in “Proposal No. 2: Ratification of Appointment of Independent Auditors.”

•	FOR approval of our Amended and Restated 1991 Equity and Performance Incentive Plan set forth in “Proposal No. 3: Approval of Amended and Restated 1991 Plan.”

In addition, if other matters are properly presented for voting at the Annual Meeting, the Proxy Committee will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Shareholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by: providing notice in writing delivered to the Secretary of the Company; submitting a subsequently dated proxy; or attending the Annual Meeting, withdrawing the proxy and voting in person.

Cumulative Voting

If a shareholder gives written notice to the President, any Vice President or Secretary at least 48 hours prior to the time fixed for holding the Annual Meeting that the shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of such notice is made upon convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights.

In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and the votes may be cast for one nominee only or distributed among the nominees.

In the event that voting at the Annual Meeting is to be cumulative, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the candidates nominated by the Board. However, if voting in such manner would not be effective to elect all such nominees, such votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such nominees elected.

Votes Required to Adopt Proposals

The results of shareholder voting at the Annual Meeting will be tabulated by the inspectors of elections appointed for the Annual Meeting. We intend to treat properly executed proxies that are marked “abstain” as present for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not count any broker non-votes for such purpose.

The director-nominees receiving the greatest number of votes will be elected. Votes withheld with respect to the election of directors will not be counted in determining the outcome of that vote. However, our Board of Directors has adopted a policy that any director-nominee who is elected but receives a greater number of votes withheld from his or her election than votes in favor of election is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under “Proposal No. 1: Election of Directors.” All other matters to be considered at the Annual Meeting require, for approval, the affirmative vote of a majority of Common Shares voted at the meeting in person or by proxy. Broker non-votes and abstentions with respect to the proposal to approve the Amended and Restated 1991 Equity and Performance Incentive Plan and with respect to the proposal to ratify the appointment of the independent auditors will not be counted for determining the outcome of those proposals.

DIRECTOR INDEPENDENCE

The Board has determined that each of Louis V. Bockius III, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Phillip B. Lassiter, John N. Lauer, Eric J. Roorda, Henry D. G. Wallace and Alan J. Weber, which includes each of the current members of the Audit Committee, the Board Governance Committee and the Compensation Committee, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within our director independence standards, which reflect the New York Stock Exchange director independence standards as currently in effect.

In making this determination with respect to Mr. Weber, the Board determined that the provision of proxy processing, mailing and tabulation services by Broadridge Financial Solutions, Inc., the board of directors of which Mr. Weber is a member, did not create a material relationship or impair the independence of Mr. Weber because he serves only as a member of such board, and the nature of the services provided and the fees paid by the Company for such services were less than $130,000 in 2008.

Under our director independence standards, a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer, of ours;

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) The director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director has been, or a member of his or her immediate family has been, a partner or employee of such a firm and personally worked on our audit during the last three years;

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues;

•	The director has engaged in a transaction with us for which we have been or will be required to make a disclosure under Item 404(a) of Regulation S-K promulgated by the SEC; or

•	The director has any other material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Thomas W. Swidarski does not meet the aforementioned independence standards because he is our President and Chief Executive Officer, and is our employee.

Our director independence standards are available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

In addition, except for employment arrangements with the Chief Executive Officer and other management directors that may be on the Board from time to time, we do not engage in transactions with directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.

This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions which would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.

COMMUNICATIONS WITH DIRECTORS

In accordance with the NYSE’s corporate governance standards, our non-management directors meet at regularly scheduled executive sessions without management present. Our Chairman of the Board, John N. Lauer, is an independent director and presides at these sessions. Shareholders and interested parties may communicate with our committee chairs or with our non-management directors as a group, by sending an email to:

•	Audit Committee - auditchair@diebold.com

•	Board Governance Committee - bdgovchair@diebold.com

•	Compensation Committee - compchair@diebold.com

•	Directors - nonmanagmentdirectors@diebold.com

Communication may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The Board has approved a process for handling communications received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether such communications require immediate attention. The Corporate Secretary will forward such communications, or a summary of such communications, to the appropriate director or directors.

A majority of the independent directors of the Board approved the above-described process for determining which communications are forwarded to various members of the Board.

BUSINESS ETHICS POLICY

All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct, which we refer to as our Business Ethics Policy.

The Business Ethics Policy applies not only to the Company, but also to all of those domestic and international companies which we own or in which we control a majority interest. The Business Ethics Policy describes certain responsibilities that our directors, executive officers and employees have to the Company, to each other and to our global partners and communities including, but not limited to, compliance with laws, conflicts of interest, intellectual property and the protection of confidential information.

The Business Ethics Policy is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

DIRECTOR COMMITTEES AND COMPOSITION

During 2008, the Board held thirteen meetings, in person or telephonically. All of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during the period. During 2008, the Board had four standing committees: Audit Committee, Board Governance Committee, Compensation Committee and Investment Committee. In April 2008, the Board decided to discontinue the Information Technology Oversight Committee, which did not hold a meeting in 2008 prior to its discontinuance. Below is a summary of our committee structure and membership information during 2008:

[1]	In April 2008, the Board discontinued this committee.

Audit Committee

This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and its functions are described below under “Report of Audit Committee.” The committee’s current charter is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Audit Committee are Henry D. G. Wallace, Chair, Louis V. Bockius III, Richard L. Crandall, Eric J. Roorda and Alan J. Weber, all of whom are independent. In addition, the Board has determined that Messrs. Wallace and Weber are audit committee financial experts. This committee met in person or telephonically eleven times during 2008, and had informal communications between themselves and management, as well as with our independent auditors, at various other times during the year.

Board Governance Committee

This committee’s functions include reviewing the qualifications of potential director candidates and making recommendations to the Board to fill vacancies or to expand the size of the Board, when appropriate. This committee also makes recommendations as to the composition of the various committees of the Board, compensation paid to the directors for their services on the Board and on Board committees, and develops and recommends corporate governance principles. The committee’s current charter is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Board Governance Committee are Gale S. Fitzgerald, Chair, Louis V. Bockius III, Phillip B. Lassiter and John N. Lauer, all of whom are independent. This committee met in person or telephonically four times during 2008.

Compensation Committee

This committee administers our executive pay program. The role of the committee is to oversee our equity plans (including reviewing and approving equity grants to executive officers) and to annually review and approve all pay decisions relating to executive officers. This committee also assesses achievement of corporate and individual goals, as applicable, by the executive officers under our short- (annual) and long-term incentive plans. This committee reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans. The committee’s current charter is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Compensation Committee are Phillip B. Lassiter, Chair, Phillip R. Cox, Gale S. Fitzgerald and John N. Lauer, all of whom are independent. This committee met in person or telephonically four times during 2008.

Investment Committee

This committee’s functions include establishing the investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets, overseeing the management of those assets, ratifying fund managers recommended by management and reviewing at least annually the investment performance of our retirement plans and 401(k) plans to assure adequate and competitive returns. The committee’s current charter is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

The current members of the Investment Committee are Alan J. Weber, Chair, Phillip R. Cox, Eric J. Roorda and Henry D. G. Wallace. This committee met one time in 2008.

2008 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table details the cash retainers and fees received by our non-employee directors during 2008, as well as the dollar amount recognized for financial statement reporting purposes of stock and stock option grants awarded during 2008 and in prior years pursuant to our Amended and Restated 1991 Equity and Performance Incentive Plan, which we refer to as the 1991 Plan:

2008 Director Compensation

	Fees Earned or Paid
	in Cash[1]	Stock Awards[2]	Option Awards[3]	Total
Name	($)	($)	($)	($)

Louis V. Bockius III	$69,000	$80,892	$18,596	$168,488
Phillip R. Cox	65,000	80,285	21,193	166,478
Richard L. Crandall	72,000	80,892	18,596	171,488
Gale S. Fitzgerald	70,000	80,285	29,998	180,283
Phillip B. Lassiter	72,000	80,892	18,596	171,488
John N. Lauer	157,000	161,784	18,596	337,380
Eric J. Roorda	67,000	80,285	28,461	175,746
Henry D. G. Wallace	73,000	135,912	28,461	237,373
Alan J. Weber	69,000	80,285	19,855	169,140

[1]	This column reports the amount of cash compensation earned in 2008 for Board and committee service, including the following committee fees earned in 2008:

	Audit	Board Governance	Compensation	Investment	IT Oversight
Name	Committee	Committee	Committee	Committee	Committee

Louis V. Bockius III	$9,000	$5,000	$-	$-	$-
Phillip R. Cox	-	-	7,000	3,000	-
Richard L. Crandall	9,000	-	-	3,000	5,000
Gale S. Fitzgerald	-	8,000	7,000	-	-
Phillip B. Lassiter	-	5,000	12,000	-	-
John N. Lauer	-	5,000	7,000	-	-
Eric J. Roorda	9,000	-	-	3,000	-
Henry D. G. Wallace	15,000	-	-	3,000	-
Alan J. Weber	9,000	-	-	5,000	-

[2]	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of deferred shares granted to our non-employee directors in 2008 and in prior years. Each director’s deferred shares had a grant date fair value of $80,892. In addition, Mr. Lauer and Mr. Wallace each received additional deferred shares with a grant date fair value of $80,892. For retirement eligible directors, as determined under the 1991 Plan, the amount recognized in 2008 is the entire fair value of the grant. For those directors who are not yet retirement eligible, the amount recognized is the pro-rated portion of the fair value for 2008 beginning on the date of grant. The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2008, the aggregate number of deferred Common Shares outstanding held by each non-employee director was as follows: Mr. Bockius, 3,700; Mr. Cox, 3,700; Mr. Crandall, 3,700; Ms. Fitzgerald, 3,700; Mr. Lassiter, 3,700; Mr. Lauer, 5,800; Mr. Roorda, 3,700; Mr. Wallace, 5,800; and Mr. Weber, 3,700.

[3]	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to our non-employee directors in prior years. The fair value was estimated using the Black-Scholes option-pricing model in accordance with Statement of Financial Accounting Standards No. 123(R) (revised 2004), Share-Based Payment, or FAS 123R. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. There is no assurance that the value actually realized by a director will be at or near the estimated Black-Scholes fair value. The actual value, if any, a director may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. As of December 31, 2008, the aggregate number of Common Shares issuable pursuant to options outstanding held by each non-employee director was as follows: Mr. Bockius, 17,500; Mr. Cox, 9,000; Mr. Crandall, 21,500; Ms. Fitzgerald, 21,500; Mr. Lassiter, 21,500; Mr. Lauer, 18,500; Mr. Roorda, 25,500; Mr. Wallace, 17,500; and Mr. Weber, 9,000.

In 2008, our non-employee directors received an annual retainer of $55,000 for their service as directors. Our non-employee Chairman of the Board received an additional retainer of $7,500 per month.

In addition to their annual retainer, our non-employee directors also received the following committee fees for their participation as members or as Chairs of one or more Board committees:

	Members	Chair

Audit Committee	$9,000/yr.	$15,000/yr.
Compensation Committee	$7,000/yr.	$12,000/yr.
Board Governance Committee	$5,000/yr.	$8,000/yr.
Investment Committee	$3,000/yr.	$5,000/yr.
IT Oversight Committee	$1,500/mtg.	$15,000/yr.

The differences in fees between the committees and between the committee members and Chairs are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties.

A director may elect to defer receipt of all or a portion of his or her cash compensation pursuant to the 2005 Deferred Compensation Plan for Directors.

In addition to cash compensation, each non-employee director may also receive equity awards under the 1991 Plan. The aim of the Board is to provide a balanced mix of cash and equity compensation to our directors, and it targets directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue.

Prior to 2007, our non-employee directors received stock option awards under the 1991 Plan. All such stock options that vested prior to December 31, 2005 are entitled to reload rights, under which an optionee can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available, however, if the optionee agrees to defer receipt of the balance of the option shares for at least two years.

In 2007, however, the Board decided to shift from stock option awards to deferred Common Shares, which vest one year from the date of grant, but receipt of which is deferred until the later of (1) three years from the date of grant, (2) retirement from the Board or (3) attainment of the age of 65. The decision to shift to deferred shares was intended to strengthen the directors’ ties to shareholder interests by providing awards that more effectively build stock ownership and ensure that the directors’ long-term economic interests are aligned with those of other shareholders.

In 2008, each non-employee director was awarded 2,100 deferred Common Shares. In addition, Mr. Wallace and Mr. Lauer each received an additional award of 2,100 deferred Common Shares in recognition of his extraordinary efforts in connection with the unsolicited takeover attempt of United Technologies Corporation and the SEC investigation, respectively.

Director Stock Ownership Guidelines

In 2007, the Board Governance Committee established stock ownership guidelines for each non-employee director of the Company. Under the ownership guidelines, each non-

employee director is expected to own at least 6,500 Common Shares. These ownership guidelines are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. As reflected below under the “Security Ownership of Directors and Management” table, the majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”

Any shareholder nominations proposed for consideration by the Board Governance Committee should include:

•	complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise;

•	an indication of the nominee’s consent to serve as a director of the Company if elected; and

•	reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company.

Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. See also below under “Proposals of Shareholders.”

Director Qualifications

In evaluating director-nominees, the Board Governance Committee considers such factors as it deems appropriate, consistent with our Corporate Governance Guidelines and other criteria established by the Board. In general, the Board Governance Committee’s goal in selecting directors for nomination to the Board is to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors that enables us to pursue our strategic objectives.

The Board Governance Committee identifies candidates whose business experience, knowledge, skills, diversity, integrity and global experience is considered desirable to strengthen the talent and capabilities of the Board and any committees thereof. Such qualifications for service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities.

In addition, the Board Governance Committee annually conducts a review of incumbent directors using the same criteria as outlined above, in order to determine whether a director should be nominated for re-election to the Board. The Board Governance Committee makes its determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include:

•	whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board;

•	whether the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•	whether the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board; and

•	whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence.

Final approval of any candidate is determined by the full Board.

A copy of our Corporate Governance Guidelines is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

Identifying and Evaluating Nominees for Directors

The Board Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise.

In the event that vacancies are anticipated, or otherwise arise, the Board Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.

As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the year ended December 31, 2008 were Phillip B. Lassiter, Chair, Phillip R. Cox, Gale S. Fitzgerald and John N. Lauer.

No officer or employee of the Company served on the Compensation Committee during such period.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board recommends that its nine nominees for director be elected at the Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. However, under the policy adopted by the Board, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee shall consider the tendered resignation and make a recommendation to the Board. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy shall not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.

However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withhold Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.

In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the nine nominees.

All director-nominees are presently members of the Board. A substantial majority of the director-nominees are independent as required by the corporate governance standards of the NYSE. In addition, it is expected that all director-nominees attend the Annual Meeting unless there are extenuating circumstances for nonattendance. All nine directors standing for re-election attended the 2008 Annual Meeting.

If for any reason any director-nominees are not available for election when the election occurs, the designated proxies, at their option, may vote for substitute nominees recommended by the Board.

Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ITS
NINE NOMINEES AS DIRECTORS.

The Director-Nominees are:

Position, Principal Occupation, Business Experience Last Five Years
Name, Term and Age	and Directorships

Phillip R. Cox Director since: 2005 Age — 61
1972 – Present: President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (Financial Planning and Wealth Management Services).

Director of Cincinnati Bell Inc., The Timken Company and Touchstone Investments.

Position, Principal Occupation, Business Experience Last Five Years
Name, Term and Age	and Directorships

Richard L. Crandall Director since: 1996 Age — 65
May 2008 – Present: Non-executive Chairman of the Board, Novell, Inc., Waltham, Massachusetts (IT Management Software); 2002 – Present: Managing Partner, Aspen Partners LLC, Aspen, Colorado (Private Equity); 1995 – Present: Chairman, Enterprise Software Roundtable, Aspen, Colorado (CEO Roundtable for Software Industry).

Director of Dreman Claymore Dividend & Income Fund and Novell, Inc.

Gale S. Fitzgerald Director since: 1999 Age — 58
2003 – Present: Director, TranSpend, Inc., Bernardsville, New Jersey (Total Spend Optimization); Prior: President and CEO, QP Group, Inc., Parsippany, New Jersey (Procurement Solutions).

Director of Health Net, Inc. and Cross Country Healthcare, Inc.

Phillip B. Lassiter Director since: 1995 Age — 65	July 2006: Retired Chairman of the Board and Chief Executive Officer, Ambac Financial Group, Inc., New York, New York (Financial Guarantee Insurance Holding Company).

John N. Lauer Director since: 1992 Age — 70	2005 – Present: Non-executive Chairman of the Board, Diebold, Incorporated, Canton, Ohio; May 2003: Retired Chairman of the Board, Oglebay Norton Co., Cleveland, Ohio; Prior: Chairman of the Board and Chief Executive Officer, Oglebay Norton Co., Cleveland, Ohio (Industrial Minerals).

Eric J. Roorda Director since: 2001 Age — 58	2002 – Present: President, Procomp Agropecuária Ltda, São Paulo, Brazil (Agribusiness); Prior: Chairman of the Board and President, Procomp Amazônia Indústria Eletronica, S.A., São Paulo, Brazil (Banking and Electoral Automation).

Position, Principal Occupation, Business Experience Last Five Years
Name, Term and Age	and Directorships

Thomas W. Swidarski Director since: 2005 Age — 50	2005 – Present: President and Chief Executive Officer, Diebold, Incorporated, Canton, Ohio; June 2005 – December 2005: President and Chief Operating Officer; 2001 – 2005: Senior Vice President, Global Financial Self-Service; Prior: Senior Vice President, Strategic Development & Global Marketing; Vice President, Global Marketing, Diebold, Incorporated, Canton, Ohio.

Henry D. G. Wallace Director since: 2003 Age — 63
December 2001: Former Group Vice President and Chief Financial Officer, Ford Motor Company (Automotive Industry).

Director of Hayes Lemmerz International Inc., Ambac Financial Group, Inc. and Lear Corporation.

Alan J. Weber Director since: 2005 Age — 60
2008 – Present: CEO, Weber Group LLC, Greenwich, Connecticut (Investment Consulting); May 2005: Retired Chairman and Chief Executive Officer, U.S. Trust Corporation, New York, New York (Financial Services Business).

Director of Broadridge Financial Solutions, Inc.

BENEFICIAL OWNERSHIP OF SHARES
To the knowledge of the Company, no person beneficially owned more than five percent of the outstanding Common Shares as of December 31, 2008, except for the shareholders listed below. The information provided below is derived from Schedules 13D or 13G filed with the SEC.

		Amount and Nature of	Percent of
Title of Class	Name of Beneficial Owner	Beneficial Ownership	Class
Common Shares	GGCP, Inc. et al. One Corporate Center Rye, New York 10580	5,001,900[1]	7.6
Common Shares	Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	4,334,700[2]	6.6

[1]	Mario J. Gabelli et al. filed a Schedule 13D with the SEC on November 12, 2008 indicating that, as of November 7, 2008: (A) Gabelli Funds, LLC had sole voting and dispositive power with respect to 1,085,900 Common Shares; (B) GAMCO Asset Management Inc. had sole voting power with respect to 3,248,400 Common Shares and sole dispositive power with respect to 3,338,200 Common Shares; (C) MJG Associates, Inc. had sole voting and dispositive power with respect to 78,000 Common Shares; (D) Gabelli Securities, Inc. had sole voting and dispositive power with respect to 108,800 Common Shares; (E) each of Gabelli Foundation, Inc., GGCP, Inc. and GAMCO Investors, Inc. or GAMCO Investors had sole voting and dispositive power with respect to 20,000 Common Shares; and (F) Mario J. Gabelli had sole voting and dispositive power with respect to 36,000 Common Shares. Mario J. Gabelli et al. also indicated in the Schedule 13D that (i) GGCP, Inc. is the ultimate parent holding company for the above listed companies, and Mario J. Gabelli is the majority shareholder and Chief Executive Officer of GGCP, Inc., (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the Common Shares it holds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each fund shall respectively vote that fund’s shares, (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario J. Gabelli, GAMCO Investors and GGCP, Inc. is indirect with respect to Common Shares beneficially owned directly by the other GAMCO entities. The address for MJG Associates, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830 and the address for Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, Nevada 89501.

[2]	Wellington Management Company, LLP filed a Schedule 13D with the SEC on February 17, 2009, indicating that, as of December 31, 2008, Wellington Management Company, LLP, an investment adviser, had shared voting power with respect to 3,491,200 Common Shares and shared dispositive power with respect to 4,334,700 Common Shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows the beneficial ownership of Common Shares of the Company, including those shares which individuals have a right to acquire (for example, through exercise of options under the 1991 Plan) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by (a) each director-nominee, (b) the Chief Executive Officer, the Chief Financial Officer, and the other three most highly compensated executive officers of the Company, whom we refer to collectively as the Named Executive Officers, and (c) all director-nominees, Named Executive Officers and other executive officers of the Company as a group as of February 27, 2009.

Ownership is also reported as of January 30, 2009 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in the Employee Stock Purchase Plan.

	Common Shares	Stock Options
	Beneficially	Exercisable	Deferred	Percent of
Director-Nominees:	Owned	Within 60 Days	Shares[1]	Class

Phillip R. Cox	—	6,750	3,700	*

Richard L. Crandall	9,089	20,375	3,700	0.04

Gale S. Fitzgerald	6,089	20,375	3,700	0.04

Phillip B. Lassiter	8,771	20,375	3,700	0.04

John N. Lauer	19,721	17,375	7,077	0.06

Eric J. Roorda	313,568	24,375	3,700	0.51

Thomas W. Swidarski	74,653 [2,3]	197,400	—	0.41

Henry D. G. Wallace	1,000	16,375	5,800	0.03

Alan J. Weber	1,500	6,750	3,700	0.01

Other Named Executive Officers:

Kevin J. Krakora Executive Vice President and Chief Financial Officer	25,808 [2]	74,750	—	0.15

David Bucci Senior Vice President, Customer Solutions Group	62,178 [2,3]	191,250	—	0.38

James L.M. Chen Senior Vice President, EMEA/AP Divisions	48,426	41,750	—	0.14

George S. Mayes Jr. Executive Vice President, Global Operations	15,665	16,250	—	0.05

All Current Director-Nominees and Executive Officers as a Group (24)	727,112 [2,3,4]	964,026	53,062	2.56

[1]	The deferred shares awarded to the director-nominees, as discussed above under “2008 Compensation of Non-Employee Directors,” and shares deferred by Mr. Lauer pursuant to our deferred incentive compensation plans are not included in the shares reported in the “Common Shares Beneficially Owned” column, nor are they included in the “Percent of Class” column.

[2]	Includes shares held in his name under the 401(k) Savings Plan over which he has voting power, and/or shares held in the Employee Stock Purchase Plan.

[3]	Includes shares held in the name of the spouse of the Named Executive Officer.

[4]	Includes 3,324 shares pledged as collateral by an executive officer.

*	Less than 0.01%.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5. Such directors, executive officers and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the year ended December 31, 2008, our directors, executive officers and 10% shareholders timely filed all reports they were required to file under Section 16(a).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following “Compensation Discussion and Analysis” section of the Company’s 2009 Proxy Statement. Based on our review and discussions, we recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and this proxy statement.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

The Compensation Committee:

Phillip B. Lassiter, Chair
Phillip R. Cox
Gale S. Fitzgerald
John N. Lauer

COMPENSATION DISCUSSION AND ANALYSIS
Executive Pay Program Overview

Our executive pay program is managed by the Compensation Committee, which we refer to in this Compensation Discussion and Analysis as the Committee. The role of the Committee is to oversee our executive pay plans and policies, administer our stock plans and annually review and make recommendations to the Board for all pay decisions relating to our executives, including the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer, and our three other most highly compensated executive officers).

Our executive pay program is designed to:

•	Link the financial interests of executives with those of shareholders through short- (annual) and long-term incentive plans that are clearly tied to corporate, business unit and individual performance.

•	Provide a balance of emphasis on both short- and long-term goals.

•	Provide a total pay opportunity that is commensurate with our performance and competitive with a relevant peer group of companies, as well as other industrial companies similar in revenue size to us.

•	Enable us to attract, retain and motivate high quality executives.

•	Build substantial stock ownership by executives.

Our executive pay program is consistent with these objectives. The following table summarizes the key elements of our executive pay program:

		Factors Increasing or Decreasing	Target Pay Position
Element	Primary Purpose	Rewards	Relative to Peer Group

Base Salary	Reward individuals’ skills, competencies, experience and performance	• Performance against objectives • Individual responsibilities and experience level • Our performance	Below median in order to emphasize variable pay components

Annual Cash Bonuses	Motivate and reward achievement of annual financial objectives and individual goals	• Corporate earnings per share, or EPS • Achievement of individual financial and non-financial goals	Above median to bring total cash compensation to or around median, for target performance

Long-Term Incentives (LTI)
Performance Shares	Incentivize performance and achievement of strategic goals over a three-year period	• Total shareholder return, or TSR, relative to peers and S&P 400 Mid-Cap companies	Total potential value is above median to provide competitive total pay and build equity ownership. Value is typically delivered in the form of:

Stock Options	Incentivize increase in shareholder value	• Stock price growth	• Approximately 50% performance shares for target results • Approximately 50% options, valued using the Black-Scholes method

Benefits and Perquisites	Provide for basic life and income security needs, and overall benefits that are competitive in the market	• Years of service	Median levels

Change-in-Control Benefits	Bridge to future employment if employment is terminated	• None; only paid in the event the executive’s employment is terminated	Below median levels

The mix of base salary, annual cash bonuses and LTI noted in the above table, which we refer to throughout this Compensation Discussion and Analysis as total pay, makes up our executive pay program. In addition to the pay elements noted in the above table, we occasionally award special grants of restricted stock or restricted stock units in cases of the hiring, promotion and retention of executives. In order to confirm the continued appropriateness of each element of our executive pay program, the Committee annually reviews the pay practices of similarly sized peer companies in related industries.

2008 – 2009 Summary of Executive Compensation Actions/Results

2008 Actions/Results	2009 Actions
Base Salary

•   Annual merit increases for all executives as a whole, excluding promotions, were generally less than 4% on average.
•   The Committee felt that these merit increases were reasonable in order to remain competitive within our peer group, while maintaining base salary below median of our peer group.
•   The Committee did not consider any extraordinary factors in determining base salary increases for executives in 2008.

•   Due to the current economic uncertainty for 2009, the Committee, at management’s recommendation, will delay consideration of annual merit increases for our executives until at least October 2009, from the typical February timeframe.
•   Although consideration of merit increases have been delayed, Mr. Mayes received a promotional increase of 11.5% effective in March 2009, due to his promotion in April 2008 to Executive Vice President, Global Operations, since his responsibilities had been significantly increased and he did not receive an increase at that time.
•   In addition, Mr. Chen will receive a promotional increase of 7% beginning in July 2009, due to the expanded scope of his responsibilities (covering all of Europe, the Middle East, Africa and Asia-Pacific) and his year-over-year performance.

Annual Cash Bonus

•   In 2008, we achieved a non-GAAP EPS of $2.45 (excluding revenue from election systems and Brazilian lottery) versus a target EPS of $1.70. This resulted in a maximum payout under our Annual Cash Bonus Plan, or Cash Bonus Plan.
•   Our 2008 target EPS of $1.70 was the mid-point of our 2008 forecasted performance, which was set at a time of uncertainty due to the restatement of our financial statements (we were unable to provide EPS guidance to investors at that time due to the restatement).
•   As 2008 progressed, we revised our EPS guidance to investors upward several times, however, due to certain requirements under Section 162(m) of the Internal Revenue Code, the Committee was unable to adjust the Cash Bonus Plan EPS target without forgoing potential tax deductions. As a result, the Committee agreed to maintain the original target EPS, but indicated that it would decrease payouts under the plan if overall EPS results were not satisfactory. Since our non-GAAP EPS of $2.45 still exceeded our revised guidance to investors, excluding revenue from election systems and Brazilian lottery, the Committee approved the funding of a maximum payout.

•   For 2009 cash bonuses payable in 2010, the Committee set target non-GAAP EPS at $2.20 (excluding revenue from election systems and Brazilian lottery), which approximates the mid-point of our 2009 guidance to investors.
•   2009 Target EPS was set below 2008 EPS due to tremendous economic uncertainty in general, and in the financial sector in particular, which includes a large percentage of our customers, along with an economic outlook that revenue in 2009 could be down across all industries.
•   Threshold and maximum EPS levels for 2009 were set at $1.70 and $2.50, or 77% and 113% of target, respectively.
•   Typically, threshold and maximum EPS levels are set at an equal percentage interval below and above target EPS.
•   However, due to the current economic uncertainty for 2009, the Committee felt that achievement of EPS results above target would require significantly more effort than in a typical year, and wanted to ensure that cash bonus payouts for 2009 results were properly aligned with the difficulty of achievement.

Performance Shares Results/Objectives

•   Our TSR for the 2006 to 2008 performance period was 22nd out of an original peer group (discussed below) comprised of 43 companies, and 169th in the S&P Mid-Cap 400 Index.
•   This produced an award equal to 114% of the target award, and the Committee approved awards equal to 114% of target.

•   The performance criteria for the 2009 to 2011 performance period is identical to that for the 2006 to 2008 performance period: our relative TSR against our current peer group and the S&P Mid-Cap 400 Index, equally weighted.

Executive Perks/Miscellaneous

•   In December 2008, the Committee discontinued the executive country club benefit for all of our executives except our CEO.
  ○   Our CEO’s club memberships were excluded from this decision as it was felt that he, more so than our other executives, would benefit from the business development and networking opportunities provided by his club memberships.
  ○   As a one-time reimbursement to those executives affected by the discontinuation, they were provided with a lump sum payment equal to three years’ annual club dues. Those executives electing to keep their club memberships were gifted the value of the club initiation fee/stock certificate, which was imputed on their taxable wages.
  ○   The Committee felt that this one-time reimbursement was a more reasonable approach to long-term savings, as opposed to the more common approach of adjusting base salary for the value of the discontinued benefit (and by extension, adjusting annual bonuses tied to base salary), and also allowed the executives to keep club memberships at their discretion and personal expense.
•   In December 2008, the Committee expanded the tax gross-up provision in our executives’ change-in-control agreements for any excise tax imposed under Section 280G of the Internal Revenue Code to also cover severance amounts payable under any other agreement, plan or arrangement.
  ○   The Committee felt that it was reasonable to ensure that our executives are kept “whole” in the event of a change-in-control so that the individual receives the same after-tax amount as he or she would have received without the imposition of the excise tax.

•   Due to the current economic uncertainty for 2009, the Committee, at management’s recommendation, has reduced our 401(k) company match for all associates, including our executives, effective April 1, 2009, as follows:
  ○   For those hired before July 1, 2003, we will match 20 cents for every dollar contributed up to 6 percent of income.
  ○   For those hired after July 1, 2003, we will match 50 cents for every dollar contributed up to 6 percent of income.
  ○   The current company match for all associates, including our executives, is discussed in more detail below under “Retirement.”
  ○   We will continue to review our 401(K) company match, as is our practice, and make adjustments as deemed appropriate or necessary.

2009 Grants to Named Executive Officers

Prior to filing this proxy statement for our 2009 annual meeting of shareholders, the Committee also approved the following 2009 annual cash bonus (at target) and LTI awards to our Named Executive Officers:

		Target
		Payout Under 2009	2009-2011 Performance Share Awards			2009 Stock Option Grants
		Annual Cash Bonus	Minimum	Target	Maximum
	Grant	Plan	Payout	Payout	Payout	Stock	Exercise
Name	Date	($)	(#)	(#)	(#)	Options (#)	Price ($/Sh)

Thomas W. Swidarski	2/11/09	750,000	15,000	50,000	100,000	150,000	24.79

Kevin J. Krakora	2/11/09	340,025	3,750	12,500	25,000	25,000	24.79

David Bucci	2/11/09	243,272	1,800	6,000	12,000	12,000	24.79

James L.M. Chen	2/11/09	251,255	2,250	7,500	15,000	15,000	24.79

George S. Mayes Jr.	2/11/09	263,815	2,250	7,500	15,000	15,000	24.79

2008 Average Pay Mix

Based on a payout of annual cash bonuses and performance shares at target (notwithstanding actual payout in 2009), our Named Executive Officers had, on average, the following pay mix in 2008, which supports the Committee’s goals of balancing short- versus long-term goals (salary/bonus versus LTI), emphasizing performance-based (variable) pay, and encouraging share ownership by our executives:

CEO:

Other NEOs:

As noted below under “Committee Deliberation and Rationale,” the Committee does not have a specific formula for allocating total pay between short- and long-term pay elements or between cash and non-cash pay elements. However, the Committee does vary the mix of these elements based on competitive practices and management level, to recognize each individual’s operating responsibilities and ability to impact our short- and long-term results.

Market Benchmarking of Executive Pay

In setting pay for our executives, including the Named Executive Officers, we target total pay at the median of a peer group of companies, which we refer to throughout this Compensation Discussion and Analysis as the peer group. However, actual pay can vary significantly from year-to-year and between individuals within a given year based on corporate and individual performance, and experience.

The Committee reviews peer group practices annually to survey total pay and periodically to identify new pay elements or emerging trends. In addition to peer group data, the Committee also reviews data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenue. This additional information helps confirm peer group results and represents the broader market in which we compete for senior executives. In 2008, we developed data from both sources to benchmark all elements of total pay, as well as for retirement practices.

Peer Group

Each year the Committee also reviews the peer group itself, as companies may merge or be acquired, liquidated or otherwise disposed of, or may no longer be deemed to adequately represent our peers in the market.

Several factors are used to select peer group companies:

•	Company size: revenue, employees and market capitalization.

•	Products: capital equipment, technologically advanced systems and repair or maintenance services to such equipment or systems.

•	Markets: banking, financial services, health care, education, government, utilities and retail.

•	Global operations.

During 2008, the peer group consisted of 28 companies that we believe fairly represent the companies with which we compete for executive talent. These companies range from approximately 1/2 to 2 times our annual revenue. The peer group also serves as one of the indexes used to assess our TSR as part of our performance share plan.

During 2008, the following companies made up the peer group and, as such, served as the primary basis for benchmarking our pay levels and practices (the below peer group is unchanged from our proxy statement for our 2008 annual meeting of shareholders):

Peer Group:
Affiliated Computer Ametek Benchmark Electronics Cooper Industries Corning Crane Deluxe Donaldson Dover Fiserv	FMC Technologies Harris Hubbell International Game Technology Lennox Mettler-Toledo NCR Pall PerkinElmer	Pitney Bowes Rockwell Automation Rockwell Collins Sauer Danfoss Teleflex Thermo Fisher Scientific Thomas & Betts Unisys Varian Medical

Pay Setting Process

Pay recommendations for our executives, including the Named Executive Officers, are typically made at the Committee’s first meeting each year, which is normally held in February. Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as equity awards, base salary increases and target performance levels for the current year and beyond, are also made at this meeting.

With respect to the CEO’s pay, the Committee reviews and evaluates the CEO’s performance in executive session, without management or the CEO. The Committee’s final pay recommendations for the CEO are then presented to the independent members of the Board. During an executive session of the Board, the Board conducts its own review and evaluation of the CEO’s performance and after considering all input ultimately approves pay actions for the CEO that it deems appropriate.

In evaluating our total pay program for our executives, conducting benchmarking, assessing our results, designing appropriate plans and recommending other potential actions, the Committee and management from time to time use the services of an independent compensation consultant in accordance with the Committee’s charter. In 2008, the C ommittee again engaged the services of Towers Perrin, a global professional services consulting firm, in this capacity.

Role of Compensation Consultant

Towers Perrin is engaged by, and serves at the will of, the Committee and reports directly to its Chair. Towers Perrin does not provide any consulting services directly to us or management, unless directed to do so by the Committee or to support the Committee’s administration of our executive pay program. However, from time to time, Towers Perrin is also engaged by the Board Governance Committee to review and provide recommendations on our pay program for non-employee directors.

Towers Perrin is generally engaged by the Committee to develop external pay data primarily consisting of comparative analyses of our peer group and companies of comparable size that are outside of our peer group, as well as Fortune 500 companies. Towers Perrin also provides advice on current compensation trends such as long-term incentives, executive retirement, change-in-control severance benefits, deferred compensation programs and governance practices in connection with executive pay.

At the direction of the Committee, Towers Perrin also provides this external pay data to our Chief Human Resources Officer for use in preparing pay recommendations for our executives.

At the Committee’s discretion, Towers Perrin may also be asked to attend Committee meetings dealing with executive pay matters. On such occasions, Towers Perrin generally participates in the Committee’s deliberations on executive pay decisions, answers questions regarding compensation trends or the market data it developed, and may provide additional advice or input as requested by the Committee.

Role of Management

As our primary contact with the Committee, the Chief Human Resources Officer attends and actively participates in all Committee meetings. With respect to executive pay, the Chief Human Resources Officer typically meets independently with Towers Perrin in preparation for upcoming Committee meetings to review the data prepared by Towers Perrin that will be presented at the meeting. The Chief Human Resources Officer will then make pay recommendations to the CEO based upon market pay comparisons and an analysis of our executives’ individual performance goals, as well as other internal factors (such as expanded job responsibilities during the year or extraordinary performance during the year that is not tied to any of the executive’s stated goals). The CEO then reviews these recommendations and, along with the Chief Human Resources Officer, makes final pay recommendations to the Committee. The Committee ultimately approves the executive pay actions it deems appropriate after considering all input.

Role of the CEO

At the Committee’s request, the CEO periodically attends Committee meetings and provides input on pay decisions affecting his management team. As discussed above, the CEO makes recommendations to the Committee with respect to the pay actions and target incentive levels for his management team.

The CEO may also meet with Towers Perrin, along with the Chief Human Resources Officer, to review data that will be presented at a Committee meeting. However, the only input the CEO and Chief Human Resources Officer have with respect to Towers Perrin’s data is to correct factual information about the Company or management.

While the CEO does not make specific recommendations to the Committee with respect to his own pay, the CEO does provide a self-evaluation to the Committee that includes his achievement against the prior year’s goals established by the Committee and his proposed goals for the coming year, which are based on the annual strategic, operational and financial plans for the Company that are approved by the full Board prior to any CEO pay discussions.

Committee Deliberation and Rationale

There are many factors that the Committee evaluates in determining increases or decreases in each pay element and in total pay for each executive, including the Named Executive Officers, including:

•	Promotions/changes in the executive’s responsibilities;

•	Division or business unit performance;

•	Individual performance;

•	Company performance as measured by EPS, TSR and stock price appreciation;

•	Peer group and other comparable company practices; and

•	Broader market developments or trends.

Some of these factors are discussed in more detail below in connection with the individual pay elements.

The amount of total pay achieved or potentially achievable from prior awards does not directly impact annual pay decisions or future pay opportunities. Moreover, the Committee does not have a specific formula for allocating total pay between short- and long-term pay elements or between cash and non-cash pay elements. However, the Committee does vary the mix of these elements based on competitive practices and management level, to recognize each individual’s operating responsibilities and ability to impact our short- and long-term results. The mix of these elements is reviewed by the Committee at least annually.

As part of its deliberation process, the Committee annually reviews a “snapshot” of total direct pay for each executive for purposes of general benchmarking and comparative analysis with our peer group. In this way, the Committee can validate target pay positions with respect to direct pay elements relative to our peer group.

The Committee analyzes data from our peer group, as well as data for executives in similar positions at companies of comparable size that are outside of the peer group, to determine pay positions for each element of compensation. The summary table above under “Executive Pay Program Overview” contains disclosure on how individual pay elements are targeted against the peer group under the column “Target Pay Position Relative to Peer Group.”

For example, the Committee targets base salaries below median levels to ensure that a significant percentage of total pay is contingent on short- and long-term achievement of performance goals and shareholder value creation. Annual cash bonuses are targeted slightly above median levels to produce total cash pay at target results that approximate the median of the peer group. The total value of long-term incentives is targeted above median levels in order to provide competitive total pay at target, as well as to build stock ownership, enhance ties to shareholder returns and emphasize variable over fixed pay. However, the Committee does not choose specific percentile ranges for targeting individual pay elements above or below the peer group median.

For 2008, in accordance with its stated philosophy, the Committee approved pay elements for our executives at target that were, on average, the following percentages relative to our peer group:

•	Base salary: 94% of peer group median

•	Base salary plus bonus: 101% of peer group median

•	Total pay: 110% of peer group median

Internal Equity

We provide similar pay ranges for positions with similar characteristics and scope of responsibility, including Named Executive Officer positions. Any differences in compensation among the Named Executive Officers are based on each individual’s experience, operating responsibilities, ability to impact short- and long-term results, demonstrated performance and future potential, as determined by the Committee. Further, in order to attract and retain quality executive officers, the Committee believes it is necessary and proper to provide total pay for each executive position that is commensurate with market practice (determined specifically by reference to the practices of our peer group).

The Committee makes no other distinctions in its pay policies and decisions as among the Named Executive Officers or among the Named Executive Officers and any other executive officer, and such pay policies and decisions are applied consistently among our executives.

Timing of Pay Decisions and Equity Awards

As previously indicated, pay recommendations for our executives, including the Named Executive Officers, are typically made by the Committee at its first scheduled meeting of the year. This is usually five to 15 days after we report our financial results for the fourth quarter and year-end of the preceding fiscal year. It is also more than two months before we report our first quarter earnings.

Any increases in base salary approved at this meeting are made effective retroactively to the beginning of the current year. Further, any equity awards approved by the Committee at this meeting are approved by the Board and dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside the company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Elements of Executive Pay

Base Salaries

We pay base salaries to recognize the skills, competencies, experience and individual performance an executive brings to his or her position. As a result, changes in salary result primarily from changes in the executive’s responsibilities and an assessment of annual performance.

At the start of each year, each executive, including the Named Executive Officers, provides personal performance goals that relate to his/her applicable position, business unit or department. As a result, these personal goals vary for each executive to recognize his/her responsibilities and areas of influence. Performance against these goals is assessed annually by the CEO and the Chief Human Resources Officer, who then make salary recommendations to the Committee. Our full Board assesses the CEO’s performance.

The Committee relies upon several factors when deciding on increases in salary:

•	The executive’s performance against his/her personal goals, which supports the Committee’s goal of rewarding performance.

•	Comparisons with base salaries for executives in similar roles in peer group companies, which supports the Committee’s goal of providing competitive pay.

•	The Committee’s philosophy regarding salaries, which targets salaries below the median of the peer group.

•	The Committee’s assessment of our overall performance versus goals and our operating plan and forecasts.

In assessing the results of an executive’s individual performance, the Committee relies on its judgment and does not rely on a specific formula. This evaluation ensures that we have the financial capability to provide the increases and that they are reasonable in light of corporate performance.

Salary increases may take the form of merit, equity or promotional increases. Merit increases are typically annual and are intended to reflect individual experience level and performance from the prior year and year over year, to keep our executives competitive against our peer group, and to provide an adjustment for inflation. Equity increases are provided from time to time in order to account for a shortfall in an executive’s salary against our peer group and provide a one-time adjustment to bring it up to a more competitive pay level. Finally, promotional increases may be given from time to time to compensate for promotions or for a significant increase in an executive’s responsibilities or areas of influence.

Annual Cash Bonuses

Our executives, including the Named Executive Officers, also have the ability to earn annual cash bonuses under our Cash Bonus Plan that was approved by shareholders in 2005. Payout under the Cash Bonus Plan depends upon our performance against objective performance measures established by the Board at the beginning of each fiscal year.

Cash bonuses under the plan provide incentives to meet or surpass specific short-term corporate financial goals. As a result, the Cash Bonus Plan balances the objectives of our other pay programs, which concentrate on long-term financial results (performance shares) and stock price growth (performance shares and stock options). Finally, annual cash bonuses allow us to maintain relatively low fixed compensation costs and still provide our executives with competitive cash pay, subject to performance.

Cash Bonus Opportunity.  The Committee intends target bonuses to be above median levels relative to the peer group to make up for its below-median salary position and to provide competitive overall cash pay at target results. For 2008, the target bonuses were as follows:

•	CEO: 100% of salary

•	CFO: 90% of salary

•	Other Named Executive Officers: 75% of salary

•	Other executives: 26.5% to 75% of salary

The potential earnout levels of our executives, as a percentage of income, are set by the Committee so as to provide a reasonable opportunity to achieve total cash pay at target that approximates the median total cash pay of our peer group. For 2008, the CFO’s target bonus was increased from 75% to 90% of base salary in order to provide a total cash pay opportunity that approaches the median of our peer group at target results.

Actual bonuses can range from 0% to 200% of target depending on our actual performance. In this manner, we can reward our executives with high levels of cash bonuses for results that substantially exceed target performance expectations. Conversely, we award relatively low levels of cash bonuses for results that are below target performance expectations, or none at all for results that fail to meet minimally acceptable standards.

Company Performance Measures.  We have historically used EPS as the performance criteria for annual cash bonuses. The Committee believes EPS represents an important bottom-

line financial result that investors use to evaluate the value of our Common Shares. As a result, consistent increases in EPS over time should lead to improvements in shareholders’ investment. However, the Cash Bonus Plan allows the Committee to choose from other performance measures to be used instead, including, in particular, the following:

•	Return on invested capital;

•	Return on total capital;

•	Return on assets;

•	Return on equity;

•	TSR;

•	Growth in net income, revenue, cash flow or operating profit; and/or

•	Productivity improvement.

The EPS level fixed by the Committee for purposes of target payout of the cash bonuses is intended to approximately mirror our annual EPS guidance to investors. The performance levels for payout of cash bonuses at threshold and maximum are then generally set as a percentage of the target EPS level. Because the Committee’s pay philosophy is to pay less than median for base salary compared to our peer group, with the difference in median total cash pay to be made up by cash bonus, the threshold for payout is set at a level that is intended to be reasonably capable of achievement. Conversely, the EPS level for maximum payout is set at a level that would require a fairly extraordinary effort to achieve.

In establishing these goals and evaluating results, the Committee may consider certain non-recurring or extraordinary items to be outside the normal course of business and not reflective of our core performance. Accordingly, the Committee’s determination of EPS results for payout under the Cash Bonus Plan may exclude these items. In addition, in setting EPS targets in 2008, the Committee specifically excluded any revenue from our elections systems and Brazilian lottery businesses, since they are not part of our core businesses and, in any given year, have the potential to impact EPS results (up or down) in a way that does not necessarily reflect core company performance. Further, under the plan, the Committee is authorized to consider negative discretion with respect to bonuses on an individual basis.

Payout of Cash Bonuses.  To pay these bonuses, we fund a bonus pool based on (1) the level of EPS achieved relative to the target EPS and (2) the target bonus available to each executive. For 2008, the following levels of EPS were intended to fund the following results (excluding revenue from election systems and Brazilian lottery), with an interpolation of actual results falling in between threshold and maximum:

•	Below Threshold	à EPS < $1.36	à No Bonuses Funded
•	Threshold	à EPS = $1.36	à 40% of Target Pool
•	Target	à EPS = $1.70	à 100% of Target Pool
•	Maximum	à EPS = $2.04	à 200% of Target Pool

Accordingly, the bonus pool, and thus the maximum cash bonus award funded for each executive, is based entirely on company performance measures. Our EPS target of $1.70 for 2008 was the mid-range of our 2008 forecasted performance, which was set in February 2008 at a time of uncertainty due to the restatement of our financial statements. However, because of the restatement; we were unable to provide EPS guidance to investors at that time.

We use two factors to distribute the pool. One-half of an executive’s funded award is paid automatically based on our EPS results versus established goals. In this way, we retain a strong emphasis on consolidated results because no bonuses are funded unless we achieve a threshold level of EPS performance. For example, an executive with a target bonus equal to 50% of salary can earn an annual bonus equal to 25% of salary if we achieve our target EPS goal.

Under the Cash Bonus Plan, the Committee is only authorized to use negative discretion with respect to any awards under the plan. As such, payment of the other half of an executive’s funded award is based on the achievement of the executive’s individual performance goals, which allows the Committee to award less than the total amount funded for an executive by our EPS results if his/her individual performance is deemed by the Committee to be below expectations.

Individual Performance Measures.  Each executive typically has from six to 10 individualized goals. The goals are tied to the individual’s operating unit, functional area or department and they may consist of a mixture of quantitative measures (for example, revenue, operating profit, free cash flow and inventory goals) and qualitative measures (for example, operational and organizational improvements, product/service development and customer loyalty). The CEO establishes the individual goals for his management team at the beginning of each fiscal year and the Board sets the CEO’s individual performance objectives.

In determining the effect of the individual performance measures on the executives’ cash bonus, the Committee has no set criteria, formula or weighting system, but instead bases its determination primarily on a subjective assessment made by the CEO and reported to the Committee. Accordingly, the individual performance goals act as a limiting factor in relation to the maximum potential cash bonus award funded by achievement of specified EPS levels.

For example, if an executive is deemed not to have achieved some or all of his individual performance goals, as determined by the CEO and recommended to the Committee, then the executive will receive a cash bonus award less than the maximum award funded, but not less then 50% of the funded award, which is based solely on achievement of the specified EPS levels.

Long-Term Incentives

Overview.  The 1991 Plan provides us with flexibility in the types of long-term incentives we can award to our executives, including the Named Executive Officers, and includes stock options, performance shares, restricted stock and restricted stock units, or RSUs. The LTI granted in

2008 – collectively and individually – support our pay philosophy:

•	Stock options align our executives’ interests with those of shareholders because options only produce rewards to executives if our stock price increases after options are granted.

•	Performance shares reward our executives for achieving sustained financial results as well as for increasing our stock price. As a result, they tie rewards to performance and provide an additional means to own stock.

•	Special grants of restricted stock and/or RSUs help in attracting and retaining key executives. Normally, however, our LTI focus on options and performance shares.

LTI opportunities are based largely on competitive practices of our peer group. In addition, the Committee takes into account the competitiveness of our executives’ target cash pay (salary plus target bonus) and competitive total pay levels. This dollar difference represents the target value of LTI that the Committee delivers in the form of options and performance shares.

Stock Options.  Approximately 50% of the target LTI is delivered in the form of stock options. In this manner, the Committee strikes a balance between awards tied only to stock price appreciation and those based on the full value of our Common Shares, as well as other performance factors. LTI delivered in the form of stock options are valued using the Black-Scholes option valuation method, the same one we use to determine its accounting cost.

Grant guidelines are developed according to an executive’s salary grade or level, organizational level, reporting relationships and job responsibilities in order to maintain internal equity in the grants to participants. Actual grants also vary based on an assessment of several factors, including the market value of our Common Shares, our financial performance, shares available under the 1991 Plan, an individual’s target total compensation and his or her performance against individual performance goals.

Our executives, including the Named Executive Officers, receive option grants with the following characteristics:

•	Non-qualified stock options, which provide us with a tax deduction at the time of exercise to the degree executives incur taxable income.

•	Exercise price equal to the closing price of our Common Shares on the date of grant so that executives do not receive options that are “in the money.”

•	Vest ratably over a four-year period to support executive retention.

•	Expire ten years after the date of grant to reward for long-term stock price appreciation.

•	Immediately vest upon a change-in-control of the company.

•	Allow us to recover shares or proceeds of any exercise in the event the executive engages in any detrimental activity, as defined in the grant documents.

On occasion, the Committee has granted stock options to executives with special vesting requirements in order to emphasize retention and to reward only for sustained long-term results. Typically, under these special vesting requirements, the award does not vest until the seventh anniversary of the grant. One-half of the award may vest early if our stock price reaches a certain price per share for a specified number of trading days, and the other half of the award may vest early if our stock reaches a second, higher price per share for a specified number of trading days.

Grants of stock options approved by the Committee to the Named Executive Officers during 2008 can be found below under “2008 Grants of Plan-Based Awards.”

Performance Shares.  The Committee delivers the remaining 50% of target LTI in the form of performance shares. Performance shares are earned over a three-year performance period, determined as of the date of our fourth quarter and year-end earnings release immediately following such performance period, with actual awards varying from target based on the achievement of financial objectives established by the Committee at the start of the period. No dividends are paid on performance shares until earned.

The award of performance shares in this way is consistent with the Committee’s objective to take a balanced approach to LTI by rewarding sustained financial performance as well as stock price appreciation. The expected value of a performance share at the time of grant (based on our stock price) determines the number of target performance shares potentially awarded. The Committee then develops performance share grant guidelines based on the same principles used to develop stock option grant guidelines.

Our executives, including the Named Executive Officers, received target performance share awards for the 2008 to 2010 period with the following characteristics:

•	Our TSR for the period relative to the peer group and the S&P Mid-Cap 400 Index determines the actual number of performance shares earned. Results in each area are weighted equally. This approach underscores the importance of providing shareholder returns equal to or greater than those companies similar to us. Moreover, it also balances the focus of stock options, the value of which is tied to the absolute growth in our stock price.

•	The actual number of shares earned ranges from 0% to 200% of an individual’s target award.

○	If our relative TSR is below each group’s 20th percentile, no performance shares are earned. As a result, the Committee requires executives to provide shareholders a minimally acceptable return before any rewards can be earned.

○	Our executives can earn the maximum number of shares if our TSR equals or exceeds the 80th percentile of each group. In this manner, our executives receive the highest level of rewards under the plan only when our performance is superior to that of other similar companies.

○	A matrix is used to determine awards for results between threshold and maximum.

Goals for the 2006 to 2008 performance period were similar to those established for the 2008 to 2010 period. Our TSR performance relative to the peer group and the S&P Mid-Cap 400 Index determined actual awards, with results in each area equally weighted. Each measure had threshold and maximum results, with a matrix used to determine awards for performance between threshold and maximum. An executive’s individual performance is not a factor in determining actual performance shares awarded.

As discussed above, our TSR for the 2006 to 2008 performance period was 22nd out of an original peer group (discussed below) comprised of 43 companies, and 169th in the S&P Mid-Cap 400 Index, which produced a payout equal to 114% of each executive’s target award. Our executives received shares equal to this percent of target, as no discretion was used to increase or decrease the results based on our relative TSR. Accordingly, the performance shares earned by the Named Executive Officers for the 2006 to 2008 performance period were as follows: Thomas W. Swidarski, 22,800 shares; Kevin J. Krakora, 11,400 shares; Dave Bucci, 11,400 shares; James L. M. Chen, 5,700 shares; and George S. Mayes Jr., 5,700 shares.

Restricted Stock and RSUs.  At times, we may hire new executives or a current executive may take on a new role or greatly expanded responsibilities. As a result, the Committee believes that it is sometimes important to provide such executives with an additional incentive in the form of restricted stock or RSUs. These awards typically vest three years after the date of grant and may include performance features for early vesting. The purpose of these awards is to ensure retention of the executives’ services for a specified period of time and to enhance their incentive for building shareholder value. In furtherance of these purposes, in 2008, Mr. Chen was awarded 7,500 RSUs. None of the other Named Executive Officers received restricted stock or RSUs in 2008.

Perquisites and Other Personal Benefits

Our executives, including the Named Executive Officers, are also eligible to participate in the following additional pay elements as part of their total pay package.

Benefits

We provide our executives with medical, dental, long-term disability, life insurance and severance benefits under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense, but not long-term disability. The maximum life insurance that may be bought by an executive is $1.5 million. Our executives’ benefits are not tied to individual or company performance, which is the same approach used for other associates. Moreover, changes to our executives’ benefits reflect the changes to the benefits of other associates.

Perquisites

We provide our executives with perquisites that are also not tied to individual or company performance. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive reward program and help in attracting and retaining high quality executives. Our executives receive the following perquisites, the values of which differ based on an executive’s reporting level:

•	Company car or car allowance, including a repair and maintenance allowance, and insurance allowance.

•	Country club memberships, which are anticipated to be used for business as well as personal purposes. As of December 2008, however, as discussed above, this perquisite has been discontinued for all of our executives, except our CEO, as it was felt that he, more so than our other executives, would benefit from the business development and networking opportunities provided by his club memberships.

•	Reimbursement for financial planning services to assist executives in managing the rewards earned under our programs.

•	A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals.

The Committee periodically reviews our practices in this area and makes any necessary adjustments based on competitive practices, consistency with our total pay philosophy and objectives, and cost to provide these personal benefits. As a result of the Committee’s review, beginning in 2008, we no longer provide tax gross-ups in connection with any executive perquisites. The trend in our peer group and in the market is to discontinue the practice of providing tax gross-ups in connection with executive perquisites and, further, providing tax gross-ups on perquisites is not consistent with our global cost reduction efforts.

Deferred Compensation

Our executives, including the Named Executive Officers, have the ability to defer receipt of annual cash bonuses and performance shares pursuant to our Deferred Incentive Compensation Plan. Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include our Common Shares. As a result, the plan offers our executives another means to save for retirement. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Deferrals represent earned incentives that would have been paid to the executive except for the voluntary election of the executive. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned. As a result, the current program does not increase our compensation costs.

Retirement

We also maintain qualified and non-qualified retirement programs. Our executives, including the Named Executive Officers, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all other associates. Under our 401(k) plan, for executives hired prior to July 1, 2003, we will match 60% of the first 3% of pay that is contributed by the associate to the plan, and 40% of the next 3% of pay contributed. For executives hired on or after such date, we will match 100% of the first 3% of pay that is contributed by the associate to the plan, and 60% of the next 3% of pay contributed. Although, as noted above under “2008-2009 Summary of Executive Compensation Actions / Results,” as of April 1, 2009, our 401(k) match will be reduced.

We also have five non-qualified supplemental retirement plans as follows: the Supplemental Employee Retirement Plan I, or SERP I, the Pension Supplemental Executive Retirement Plan, or Pension SERP, the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, and the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP.

The Pension SERP, Pension Restoration SERP, 401(k) Restoration SERP and 401(k) SERP became effective January 1, 2007:

•	Pension SERP. This plan is designed to provide participants a total benefit equal to 50% of final average cash pay (defined as salary and bonus) from all sources of company-provided retirement income (qualified retirement plan, defined benefit/defined contribution restoration SERP, one-half of Social Security and the Pension SERP). Changes in participants’ salaries and annual bonuses can affect the magnitude of benefits provided under this plan.

•	Restoration SERPs. Benefits under these plans are determined under the same basis as our qualified defined contribution and defined benefit retirement plans, the latter of which is closed to new participants. These plans make up for benefits that might have been limited because of Internal Revenue Service pay limits.

•	401(k) SERP. This plan is designed to provide supplemental retirement benefits to those executives hired after the qualified pension plan was closed (July 1, 2003) and who only participate in the qualified 401(k) plan. The participant receives a contribution each year that the participant can invest in any of the investment funds provided under the Deferred Incentive Compensation Plan.

The Committee added these non-qualified supplemental retirement plans to:

•	Provide retirement benefits as a percent of pay comparable to that of other associates who are not constrained by regulatory limits.

•	Replace lost retirement income due to regulatory limits.

•	Offer competitive benefits to newly appointed senior executives.

•	Enhance the retention and recruitment of high-quality executives.

These plans are described in more detail below under “2008 Pension Benefits.”

Participation in the plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee.

Mr. Bucci participates in the SERP I, but is not eligible for early retirement. Mr. Swidarski and Mr. Krakora participate in the Pension SERP, Pension Restoration SERP and the 401(k) Restoration SERP; however, any benefits accrued under the Restoration SERPs offset benefits accrued under the Pension SERP to avoid duplication of benefits provided. Mr. Mayes participates in the 401(k) Restoration SERP and the 401(k) SERP.

Employment Agreements

We typically only enter into employment agreements with the CEO and also the President when that title is held by someone other than the CEO. When an employment agreement is deemed necessary, the Committee usually models the agreement after prior employment agreements, and makes adjustments as necessary given, among other factors, a competitive analysis of the market for the position, our needs and the relative experience level of the individual accepting the position. These employment agreements may then go through a negotiation process with the individual and his or her legal counsel.

Mr. Swidarski’s employment agreement is described in more detail below under “Narrative Disclosure to 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table” and a copy of his amended and restated agreement has been filed as Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Change-in-Control Benefits

We have an historical practice of providing change-in-control agreements to our executive officers, including the Named Executive Officers. These agreements provide our executives with the potential for continued employment for three years following a change-in-control. As a result, these agreements help retain these executives and provide for management continuity in the event of an actual or threatened change-in-control of the company. They also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. Finally, they provide some level of income continuity should an executive’s employment be terminated without cause.

The agreements provide:

•	Severance of three times salary for the CEO and two times salary for the other Named Executive Officers and other executives.

•	One year of continued participation in employee retirement income, health and welfare benefit plans, including all executive perquisites.

•	One year of additional service for determining the executives’ non-qualified retirement benefits.

Change-in-control benefits are only paid upon the occurrence of two events—a so-called “double trigger.” First, there must be a “change-in-control” of the company, as defined in the agreements. Second, the executives must be terminated without cause or they must terminate their own employment for good cause, as described in the agreements. In this manner, benefits are only paid to executives if they are adversely affected by a change-in-control, consistent with the agreements’ objectives.

The terms and conditions of these agreements are identical in all material respects, except for the multiple of base salary noted above. The Committee periodically reviews our policy with respect to these change-in-control agreements, and in 2006 engaged Towers Perrin to provide a competitive analysis of our practices. It was determined that this type of agreement was still a valued component of overall compensation for purposes of attracting and retaining quality executive officers. Based upon these reviews, the Committee believes its change-in-control benefits, providing for payments of two and three times base salary, as applicable, are below median levels for executives in similar positions in its peer group and at other comparable companies and, therefore, remained consistent with the Committee’s philosophy relative to these types of awards. As such, the Committee approved the continued award of these agreements to new executives. The Committee does not take the value of these agreements into consideration when making any other compensation decisions.

Further, as discussed above, in December 2008, the Committee expanded the tax gross-up provision in our executives’ change-in-control agreements for any excise tax imposed under Section 280G of the Internal Revenue Code to also cover severance amounts payable under any other agreement, plan or arrangement. The Committee felt that it was reasonable to ensure that our executives are kept “whole” in the event of a change-in-control so that the individual receives the same after-tax amount as he or she would have received without the imposition of the excise tax.

Separation Agreements

It is also our historical practice to enter into separation agreements with our executive officers upon their separation from service in order to reinforce that individual’s confidentiality, non-competition and non-solicitation obligations. As with employment agreements, the Committee usually models the agreement after prior separation agreements, and makes appropriate adjustments, taking into consideration the past service of the individual, the reason for the separation and any other factors the Committee deems relevant. These separation agreements generally then go through a negotiation process with the individual and his or her legal counsel. These agreements are only prepared at the time of an executive’s separation from the company, and as such, do not affect the Committee’s decisions on other compensation elements.

Expatriate Benefits

Executives sent on expatriate assignments receive payments to cover housing, automobile and other expenses under our standard expatriate policies. With the exception of Mr. Chen, who was asked to relocate to China when he was hired by us, none of the Named Executive Officers received expatriate benefits in 2008. Mr. Chen’s expatriate benefits are described in more detail below in footnote 5 to the “2008 Summary Compensation Table.”

Other Compensation Policies

Stock Ownership Guidelines

We established stock ownership guidelines for our executives in 1996. Ownership guidelines reinforce the primary goals of our LTI: to build stock ownership among our executives and ensure their long-term economic interests are aligned with those of other shareholders.

In 2007, we modified our ownership requirements, adopting fixed share ownership guidelines instead of setting guidelines as a percentage of salary, in order to:

•	Provide shareholders and executives a clearer view on the level of ownership required.

•	Increase the financial flexibility our executives have in meeting those requirements.

•	Maintain executives’ commitment to share ownership once ownership targets are achieved.

The new levels of ownership set forth in these guidelines are approximately the same as our prior ownership guidelines based on the executives’ salaries and our stock price on October 5, 2006.

•	Chief Executive Officer: 130,000 shares

•	President and Chief Operating Officer: 100,000 shares

•	Executive and Senior Vice Presidents: 50,000 shares

•	Vice Presidents and Group Vice Presidents: 25,000 shares

•	Other Senior Management: 15,000 shares.

In addition, until guidelines are met, our executives must hold at least 80% of the net shares of stock received from any equity-based awards, after deductions for taxes and exercise costs. Once the guidelines are met, our executives are required to hold at least 40% of the net shares of stock received from any equity-based awards, after such deductions.

In determining an executive’s stock holdings, we count the shares directly owned by the executive, including unvested restricted shares and shares deferred pursuant to our deferred compensation program, as well as the following stock equivalents: deferred shares/RSUs and the potential after-tax shares owned through the executive’s 401(k) savings plan account. Outstanding options and unearned performance shares do not count toward the executives’ stock ownership guidelines.

The stock holdings of the Named Executive Officers are set forth above under “Security Ownership of Directors and Management.”

The Committee reviews management’s stock holdings annually to monitor progress toward the stock ownership guidelines. However, we do not impose any penalties on executives who fail to meet the stock ownership guidelines. This is because the new guidelines mandate some level of stock ownership whenever an executive would realize any value from an equity-based award. Moreover, we do not allow executives to hedge the economic risk associated with stock ownership.

Company-Imposed Black-Out Periods

Any time one of our executives is in possession of material non-public information, he/she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose a routine black-out period that prohibits executives, including the Named Executive Officers, from trading during the period that begins on the first day of the third month of each quarter and extends through the third business day following our quarterly earnings release, which is typically issued during the last week of the first month of the following quarter. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.

However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including Named Executive Officers, who were barred from exercising stock options prior to their expiration due to a company-imposed black-out period. In 2008, however, none of the Named Executive Officers received any such cash distribution as a result of expiring stock options.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In order to qualify as performance-based compensation, our compensation plans must meet certain requirements, including shareholder approval. We have taken steps intended to ensure we are not adversely affected by Section 162(m). To that end, our annual bonuses, grants of performance shares and awards of stock options are designed to meet the section’s deductibility requirements. Nevertheless, the Committee also believes that it must maintain flexibility to take actions that it deems to be in our best interests, but that may not qualify for tax deductibility under Section 162(m).

Base salaries and grants of restricted stock do not qualify as performance-based compensation and would not be excluded from the limitation on deductibility. As a result, we have a policy pursuant to which certain executives have entered into agreements to automatically defer amounts affected by the $1 million limitation until the time when that limitation no longer applies.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006. The amounts shown include compensation for services in all capacities that were provided to us.

2008 Summary Compensation Table

							Change in Pension
						Non-Equity	Value and Non-
				Stock	Option	Incentive Plan	qualified Deferred	All Other
		Salary	Bonus	Awards[1]	Awards[2]	Compensation[3]	Compensation	Compensation[5]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings[4] ($)	($)	($)
Thomas W. Swidarski	2008	750,000	0	1,256,776	364,008	1,500,000	658,000	172,587	4,701,371
President and Chief	2007	687,111	365,913	1,096,523	898,350	0	177,000	70,835	3,295,732
Executive Officer	2006	550,000	0	674,188	597,741	392,500	21,000	93,727	2,329,156

Kevin J. Krakora	2008	377,805	0	490,440	225,694	680,049	254,000	77,167	2,105,155
Executive Vice President	2007	375,354	0	716,351	219,988	0	127,000	38,668	1,477,361
and Chief Financial Officer	2006	320,000	0	381,635	158,861	171,273	11,000	44,578	1,087,347

David Bucci	2008	324,363	0	413,688	179,104	447,621	374,000	88,200	1,826,976
Senior Vice President,	2007	322,037	14,783	521,271	251,432	0	0	42,753	1,152,276
Customer Solutions Group	2006	302,940	0	543,001	604,016	154,035	0	51,174	1,655,166

James L.M. Chen	2008	328,742	0	267,554	105,116	486,538	n/a	203,869	1,391,819
Senior Vice President,	2007	292,215	117,721	269,869	118,480	0	n/a	236,864	1,035,149
EMEA/AP Divisions	2006	-	-	-	-	-	-	-	-

George S. Mayes Jr.	2008	300,481	0	257,765	85,496	444,712	n/a	103,489	1,191,943
Executive Vice President,	2007	-	-	-	-	-	-	-	-
Global Operations	2006	-	-	-	-	-	-	-	-

[1]	For 2008, this column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of performance shares, restricted shares and RSUs granted in 2008 and in prior years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted shares and RSUs, the fair value is calculated using the fair market value on the date of grant, taken ratably over the stated restricted period or vesting period, as applicable. For performance shares, the fair value is calculated using a trinomial lattice valuation model, using Monte Carlo simulation, to determine the assumed payout. The fair market value on the date of grant at the assumed payout is then taken ratably over the stated performance period. For the 2006-2008, 2007-2009 and 2008-2010 performance periods, the assumed payouts were 124.2%, 124.1% and 113.3%, respectively. The performance shares (at target) and RSUs awarded to the Named Executive Officers in 2008 are reflected below under “2008 Grants of Plan-Based Awards.” The terms of the performance shares and special RSUs are discussed in more detail above under “Compensation Discussion and Analysis.” For additional information on performance shares, restricted shares and RSUs awarded to the Named Executive Officers in prior years, see below under “Outstanding Equity Awards at 2008 Fiscal Year-End.” These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[2]	For 2008, this column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to the Named Executive Officers in 2008 and in prior years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008. The stock options awarded to the Named Executive Officers in 2008 are reflected below under “2008 Grants of Plan-Based Awards.” For additional information on stock options awarded to the Named Executive Officers in prior years, see below under “Outstanding Equity Awards at 2008 Fiscal Year-End.” These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

[3]	For 2008, this column reflects amounts earned by the Named Executive Officers under our Cash Bonus Plan for the 2008 fiscal year, but were not actually paid out until February 2009. For a more detailed description of the related performance measures for the Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[4]	For 2008, these amounts shown are the difference between the value of pension benefits earned as of December 31, 2008 based on a 6.41% discount rate and the RP-2000 Mortality Table and the value of pension benefits earned as of December 31, 2007 (measured as of September 30, 2007) based on a 6.50% discount rate and the RP-2000 Mortality Table. Due to our change in measurement date for disclosing our pension obligations under FAS 87 from September 30th to December 31st, these amounts represent a change in pension value attributable to 1.25 years of service. Further, the values were determined assuming the probability is nil that the Named Executive Officer will terminate, retire, die or become disabled before normal retirement date. There was no above-market or preferential interest earned by any Named Executive Officer in 2008 on non-qualified deferred compensation.

[5]	For 2008, the amounts reported for “All Other Compensation” consist of amounts provided to the Named Executive Officers with respect to (a) the use of an automobile or cash in lieu thereof (for Mr. Chen, this amount includes the cost of a driver), (b) club memberships, (c) the dollar value of insurance premiums paid by us for the benefit of the executive, (d) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan for which the executive is a participant, (e) financial planning services/tax assistance, and (f) other. In December 2008, we discontinued the club benefits for all executives, including the Named Executive Officers, with the exception of Mr. Swidarski. As such, the amounts reflected for club benefits in column (b) below, reflect the lump sum buy out of the club benefit equal to three-years’ annual club dues, since none of these Named Executive Officers elected to keep his club membership. For Mr. Swidarski, the amount in column (b) below reflects his existing club benefit, as well as the initiation fee for a new club that Mr. Swidarski joined in 2008 for business development and networking purposes. For the other Named Executive Officers, excluding Mr. Chen, the amount in column (f) reflects the approximate value of an annual physical exam provided to our executives. For Mr. Chen, the amount in column (f) includes the following expatriate cost of living allowances for the location of his residence in Shanghai, China: a housing allowance in the amount of $111,000; a goods and services allowance in the amount of $37,000; pension payments in the amount of $48,626; and miscellaneous other benefits totaling $7,956).

	All Other Compensation ($)
Names	(a)	(b)	(c)	(d)	(e)	(f)

Thomas W. Swidarski	23,400	95,007	1,530	33,150	17,000	2,500
Kevin J. Krakora	23,500	32,990	1,427	6,750	10,000	2,500
David Bucci	22,500	44,193	2,257	6,750	10,000	2,500
James L.M. Chen	36,873	0	0	0	0	203,869
George S. Mayes Jr.	14,256	27,000	663	56,570	2,500	2,500

2008 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	of Stock and
		Plan Awards[1]			Plan Awards[2]			Stock or	Underlying	of Option	Option
	Grant	Thresh.	Target	Max.	Thresh.	Target	Max.	Units	Options[3]	Awards	Awards[4]
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Thomas W. Swidarski	2/13/08	-	-	-	-	-	-	-	120,000	25.53	860,400
	2/13/08	-	-	-	9,000	30,000	60,000	-	-	-	765,900
	2/13/08	300,000	750,000	1,500,000	-	-	-	-	-	-	-
Kevin J. Krakora	2/13/08	-	-	-	-	-	-	-	20,000	25.53	143,400
	2/13/08	-	-	-	3,000	10,000	20,000	-	-	-	255,300
	2/13/08	119,008	340,025	680,050	-	-	-	-	-	-	-
David Bucci	2/13/08	-	-	-	-	-	-	-	10,000	25.53	71,700
	2/13/08	-	-	-	1,500	5,000	10,000	-	-	-	127,650
	2/13/08	72,981	243,272	486,544	-	-	-	-	-	-	-
James L.M. Chen	2/13/08	-	-	-	-	-	-	-	10,000	25.53	71,700
	2/13/08	-	-	-	-	-	-	7,500	-	-	191,475
	2/13/08	-	-	-	1,800	6,000	12,000	-	-	-	153,180
	2/13/08	73,967	246,557	493,114	-	-	-	-	-	-	-
George S. Mayes Jr.	2/13/08	-	-	-	-	-	-	-	10,000	25.53	71,700
	2/13/08	-	-	-	1,800	6,000	12,000	-	-	-	153,180
	2/13/08	67,608	225,361	450,722	-	-	-	-	-	-	-

[1]	This column presents information about the potential payout under our Cash Bonus Plan for fiscal year 2008. The actual amount paid in February 2009 is reflected in the 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” For a more detailed description of the related performance measures for our Cash Bonus Plan, see above under “Compensation Discussion and Analysis.”

[2]	This column presents information about performance shares awarded during 2008 pursuant to the 1991 Plan. The performance measures are calculated over the three-year period beginning on January 29, 2008 through the day of our annual earnings release in January 2011. No amount is payable unless the threshold amount is exceeded. The maximum award amount, which can be up to 200% of the target amount, will be earned only if we achieve the maximum performance measure. For a more detailed description of performance shares and the related performance measures, see above under “Compensation Discussion and Analysis.”

[3]	All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2008.

[4]	The value of performance shares was calculated using the closing market price of the shares (at target) on the grant date and reflects the total amount that we would expense in our financial statements over the awards’ three-year performance period, in accordance with FAS 123R. The assumptions used in calculating the assumed payout of performance shares is discussed in footnote 1 to the “2008 Summary Compensation Table.” For stock options, the fair value is calculated using the Black-Scholes value on the grant date of $7.17, calculated in accordance with FAS 123R. The assumptions used in calculating the fair value of these stock options can be found under Note 3 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Narrative Disclosure to 2008 Summary Compensation Table
and 2008 Grants of Plan-Based Awards Table

Many of the details on the amounts for the Named Executive Officers reflected in the “2008 Summary Compensation Table” and the “2008 Grants of Plan-Based Awards” table are discussed in the footnotes to the tables or elsewhere in this proxy statement (for example, above under “Compensation Discussion and Analysis”). However, the following narrative is intended to further clarify these amounts or provide further explanation about the decision-making process relative to these amounts.

In addition, we believe that the table following this narrative, which consolidates certain columns from the “2008 Summary Compensation Table” (Salary, Non-Equity Incentive Plan Compensation and All Other Compensation) with columns from the “2008 Grants of Plan-Based Awards” table (Grant Date Fair Value of Stock and Option Awards), provides a clearer illustration of the total pay provided to the Named Executive Officers in 2008 or pay provided to the Named Executive Officers in 2009 for 2008 performance.

These columns reflect actual cash compensation received, as well as the fair value on the date of grant of equity compensation, and are not calculated in accordance with SEC regulations or guidance.

Mr. Swidarski’s Employment Agreement

In April 2006, we entered into an employment agreement with Mr. Swidarski, with a term of two years and with automatic one-year renewals thereafter unless either party notifies the other at least six months before the scheduled expiration date that the term is not to renew. Pursuant to his agreement, Mr. Swidarski was to receive a base salary of $550,000 for the first year, with a cash bonus opportunity up to 200% of base salary, as well as other compensation. Further, as part of his employment agreement, Mr. Swidarski is also entitled to the following perquisites: a monthly auto allowance up to $3,295; financial planning and tax preparation services up to $20,000 annually; country club dues and fees; and an annual physical examination. Mr. Swidarski had previously been entitled to a tax gross-up on his auto allowance, but he agreed to the discontinuance of this benefit in 2008.

In the event that Mr. Swidarski is terminated without cause, he is entitled to receive severance payments, including: a lump sum amount equal to two years base salary; a lump sum amount equal to twice his target annual cash bonus for the year in which termination occurs; a pro rata annual cash bonus for the year in which termination occurs, but only to the extent an annual cash bonus is paid to others for the year of termination; and continued participation in our employee benefits plans for a period of two years (not including any qualified or non-qualified pension plan or 401(k) plan). Mr. Swidarski is also subject to non-competition and non-solicitation obligations for a period of two years following his termination of employment, regardless of the circumstances surrounding such termination.

Other than Mr. Swidarski, we have not entered into any employment agreements with any of the other Named Executive Officers.

Change in Pension Value and Non-qualified Deferred Compensation Earnings

These benefits are discussed in more detail below under “2008 Pension Benefits”; however, the benefit values for Mr. Swidarski and Mr. Krakora reflect their January 1, 2008 participation in the Pension SERP and Restoration SERPs based upon 12 and seven years of service, respectively, and the benefit values for Mr. Bucci reflects his January 1, 2008 participation in the SERP I based upon 31 years of service.

Stock and Option Awards

Because the value of equity awards in the “2008 Summary Compensation Table” is based on the grant date fair value determined in accordance with FAS 123R, which may include prior years’ awards, the percentages indicated in the narrative below under “Pay Mix for the Named Executive Officers” may not be able to be derived using the amounts reflected in that table.

Pay Mix for the Named Executive Officers

Based on the fair value of equity awards granted to Named Executive Officers in 2008, as of December 31, 2008:

•	Base salary accounted for approximately 23% of the total value to the Named Executive Officers;

•	Cash bonus payments for 2008 performance made to the Named Executive Officers in 2009 under our Cash Bonus Plan (Non-Equity Incentive Plan Compensation), accounted for approximately 39% of the total value to the Named Executive Officers;

•	Total cash compensation for 2008 (Base salary plus Non-Equity Incentive Plan Compensation) accounted for approximately 62% of the total value to the Named Executive Officers; and

•	Short- and long-term performance-based compensation (Non-Equity Incentive Plan Compensation plus Stock and Option Awards) accounted for approximately 70% of the total compensation to the Named Executive Officers.

The table below reflects the grant date fair value as reflected in the “Grant Date Fair Value of Stock and Option Awards” column in the “2008 Grants of Plan-Based Awards” table above. The percentages in the narrative above under “Pay Mix for the Named Executive Officers” are derived using these amounts.

2008 Actual Compensation
(Not calculated in accordance with SEC regulations or guidance)

		Non-Equity
		Incentive Plan	Stock	Option	All Other
	Base Salary	Compensation	Awards	Awards	Compensation	Total Value
Name	($)	($)	($)	($)	($)	($)

Thomas W. Swidarski	750,000	1,500,000	765,900	860,400	170,087	4,046,387
Kevin J. Krakora	377,805	680,049	255,300	143,400	74,667	1,531,221
David Bucci	324,363	447,621	127,650	71,700	85,700	1,057,034
James L.M. Chen	328,742	486,538	344,655	71,700	203,869	1,435,504
George S. Mayes Jr.	300,481	444,712	153,180	71,700	100,989	1,071,062

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2008 for the Named Executive Officers. In addition, the following table provides information relating to grants of restricted shares, RSUs and performance shares to the Named Executive Officers that have not yet vested as of December 31, 2008. No stock appreciation rights were outstanding as of December 31, 2008.

		Option Awards[1]					Stock Awards
				Equity Incentive				Market
				Plan Awards:			Number	Value of
				Number of			of Shares	Shares or	Equity Incentive Plan Awards:
				Securities			or Units	Units of	Number of	Market or Payout
		Number of Securities		Underlying			of Stock	Stock	Unearned Shares,	Value of Unearned
		Underlying Unexercised		Unexercised	Option		That	That	Units or Other	Shares, Units or
		Options		Unearned	Exercise	Option	Have Not	Have Not	Rights That Have	Other Rights That
	Grant Date	Exercisable	Unexercisable	Options	Price	Expiration	Vested[2]	Vested[3]	Not Vested[4]	Have Not Vested[3]
Name	of Award	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Thomas W. Swidarski	1/28/99	1,300	-	-	34.81	1/27/09	-	-	-	-
	1/27/00	1,500	-	-	22.88	1/26/10	-	-	-	-
	2/7/01	8,000	-	-	28.69	2/6/11	-	-	-	-
	2/6/02	15,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	20,000	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	25,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	17,450	5,725	-	55.23	2/9/15	-	-	-	-
	12/12/05	75,000	75,000	-	37.87	12/11/15	-	-	-	-
	2/13/08	-	120,000	-	25.53	2/12/18	-	-	-	-
	2/14/07	-	-	-	-	-	40,000	1,123,600	-	-
	2/6/02	-	-	-	-	-	-	-	700	19,663
	2/20/06	-	-	-	-	-	-	-	20,000	561,800
	2/14/07	-	-	-	-	-	-	-	20,000	561,800
	2/13/08	-	-	-	-	-	-	-	30,000	842,700
Kevin J. Krakora	9/18/01	5,000	-	-	35.60	9/17/11	-	-	-	-
	2/6/02	10,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	10,000	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	7,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	4,875	1,625	-	55.23	2/9/15	-	-	-	-
	2/20/06	12,500	12,500	-	39.43	2/19/16	-	-	-	-
	2/14/07	6,250	18,750	-	47.27	2/13/17	-	-	-	-
	2/13/08	-	20,000	-	25.53	2/12/18
	2/20/06	-	-	-	-	-	7,500	210,675	-	-
	2/6/02	-	-	-	-	-	-	-	200	5,618
	2/20/06	-	-	-	-	-	-	-	10,000	280,900
	2/14/07	-	-	-	-	-	-	-	10,000	280,900
	2/13/08	-	-	-	-	-	-	-	10,000	280,900
David Bucci	1/27/00	35,000	-	-	22.88	1/26/10	-	-	-	-
	2/7/01	25,000	-	-	28.69	2/6/11	-	-	-	-
	2/6/02	25,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	25,000	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	25,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	18,750	6,250	-	55.23	2/9/15	-	-	-	-
	2/20/06	12,500	12,500	-	39.43	2/19/16	-	-	-	-
	2/14/07	5,000	15,000	-	47.27	2/13/17	-	-	-	-
	2/13/08	-	10,000	-	25.53	2/12/18	-	-	-	-
	2/6/02	-	-	-	-	-	-	-	1,700	47,753
	2/20/06	-	-	-	-	-	-	-	10,000	280,900
	2/14/07	-	-	-	-	-	-	-	10,000	280,900
	2/13/08	-	-	-	-	-	-	-	5,000	140,450
James L.M. Chen	2/6/02	5,000	-	-	36.59	2/5/12	-	-	-	-
	2/5/03	7,500	-	-	36.31	2/4/13	-	-	-	-
	2/11/04	8,000	-	-	53.10	2/10/14	-	-	-	-
	2/10/05	6,000	2,000	-	55.23	2/9/15	-	-	-	-
	2/20/06	4,000	4,000	-	39.43	2/19/16	-	-	-	-
	2/14/07	2,375	7,125	-	47.27	2/13/17	-	-	-	-
	2/13/08	-	10,000	-	25.53	2/12/18	-	-	-	-
	2/20/06	-	-	-	-	-	750	21,068	-	-
	2/13/08	-	-	-	-	-	7,500	210,675	-	-
	2/6/02	-	-	-	-	-	-	-	900	25,281
	2/20/06	-	-	-	-	-	-	-	5,000	140,450
	2/14/07	-	-	-	-	-	-	-	5,000	140,450
	2/13/08	-	-	-	-	-	-	-	6,000	168,540
George S. Mayes Jr.	2/10/05	2,250	750	-	55.23	2/9/15	-	-	-	-
	2/20/06	4,000	4,000	-	39.43	2/19/16	-	-	-	-
	2/14/07	2,375	7,125	-	47.27	2/13/17	-	-	-	-
	2/13/08	-	10,000	-	25.53	2/12/18	-	-	-	-
	2/20/06	-	-	-	-	-	9,000	252,810	-	-
	2/20/06	-	-	-	-	-	-	-	5,000	140,450
	2/14/07	-	-	-	-	-	-	-	5,000	140,450
	2/13/08	-	-	-	-	-	-	-	6,000	168,540

[1]	With the exception of Mr. Swidarski’s December 12, 2005 award of 150,000 stock options, all of the stock options outstanding at 2008 fiscal year-end vest ratably over a four-year period beginning on the first anniversary of the date of grant. Mr. Swidarski’s award of 150,000 stock options has a seven-year cliff vest; however, pursuant to the terms of the options, one-half of this award vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of this award may vest early if our stock price reaches $60 per share for 20 consecutive trading days.

[2]	This column reflects unvested RSUs and restricted shares granted to the Named Executive Officers that had not yet vested as of December 31, 2008. Included in this column are special grants of RSUs awarded to Messrs. Krakora, Chen and Mayes on February 20, 2006 of 15,000 RSUs, 1,500 RSUs and 9,000 RSUs, respectively, with a seven-year cliff vest; however, pursuant to the terms of the RSUs, one-half of these awards vested on August 7, 2007, when our stock price reached $50 per share for 20 consecutive trading days. The remainder of these special grants may vest early if our stock price reaches $60 per share for 20 consecutive trading days. The remaining RSUs and restricted shares included in this column have a three-year cliff vest.

[3]	The market value was calculated using the closing price of the shares of $28.09 as of December 31, 2008.

[4]	This column reflects performance shares (at target) granted to the Named Executive Officer for the performance periods 2002 – 2009, 2006 – 2008, 2007 – 2009, and 2008 – 2010, that had not yet been earned as of December 31, 2008.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired	Realized on
	Exercise	Exercise	on Vesting	Vesting[1]
Name	(#)	($)	(#)	($)

Thomas W. Swidarski	0	$0	2,668	$68,114
Kevin J. Krakora	0	0	0	0
David Bucci	0	0	1,250	31,863
James L.M. Chen	0	0	1,044	26,653
George S. Mayes Jr.	0	0	290	7,404

[1]	The value realized is calculated for RSUs, restricted shares and performance shares by multiplying the number of shares of stock or units, as applicable, by the market value of the underlying securities on the vesting date. In 2008, Mr. Bucci received RSUs that vested on February 10, 2008, with a closing price of our Common Shares on that date of $25.49, and Mr. Swidarski, Mr. Chen and Mr. Mayes received a payout of performance shares on February 13, 2008, for the 2006 – 2008 performance period, with a closing price of our Common Shares on that date of $25.53. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes.

2008 Pension Benefits

		Number of Years of	Present Value of	Payment During
		Credited Service	Accumulated Benefit[1]	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Thomas W. Swidarski	Qualified Plan	12.3333	$135,000	-
	Pension SERP	12.3333	525,000	-
	Pension Restoration SERP	12.3333	288,000	-
Kevin J. Krakora	Qualified Plan	7.2500	83,000	-
	Pension SERP	7.2500	288,000	-
	Pension Restoration SERP	7.2500	61,000	-
David Bucci	Qualified Plan	31.2500	1,628,000	-
	SERP I	31.2500	1,074,000	-
George S. Mayes Jr.	n/a	n/a	n/a	n/a
James L.M. Chen	n/a	n/a	n/a	n/a

[1]	The values are determined based on a 6.41% discount rate and the RP-2000 Mortality Table and are calculated assuming that the probability is nil that a Named Executive Officer terminates, dies, retires or becomes disabled before normal retirement date.

All Named Executive Officers (except Mr. Chen and Mr. Mayes) participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly employees of the Company who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. We also maintain three defined benefit Supplemental Executive Retirement Plans, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Mr. Bucci participates in SERP I, and Mr. Swidarski and Mr. Krakora participate in the Pension Restoration SERP and the Pension SERP.

Qualified Retirement Plan

The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level, plus

•	1.25% of final average compensation in excess of the Covered Compensation level,

•	which sum is multiplied by years of service (subject to a maximum of 30 years).

In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.

Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year ($230,000 in 2008). The participant’s individual “Covered Compensation” is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.

Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis when the sum of their age plus service is at least 70.

Additional annual benefits are payable to Mr. Bucci in the amount of $122,508 as the result of a transfer of a portion of his SERP I benefits into the Qualified Retirement Plan. These benefits are payable at the same time and in the same form of payment as those described below under SERP I. Mr. Swidarski has additional annual benefits payable from the Qualified Retirement Plan in the amount of $4,668, also as a result of a transfer of a portion of his Pension SERP benefits. This amount is payable at the same time and in the same form as those described below under the Pension SERP.

SERP I

SERP I provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan and SERP I, plus one-half of the participant’s anticipated Social Security benefit payable at age 62, equals 65% of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. This amount is prorated for less than 15 years of service. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. SERP I benefits are payable at age 62 on an unreduced joint and survivor basis, if married, and a single life basis, if single, at retirement. A participant may also elect, subject to the approval of the Compensation Committee of the Board, to receive benefits in the form of a lump sum payment at retirement for that portion of his benefit accrued as of December 31, 2004.

There is a minimum benefit of five years of payment to any participant, his or her spouse and/or beneficiary, as applicable. Benefits are available to participants electing early retirement at age 60 (on an actuarially reduced basis) or who become disabled while employed. Benefits are also available to participants whose employment is involuntarily terminated with no service requirement. Reduced benefits (computed at 55% of final average compensation, rather than 65%) are available to participants who voluntarily terminate employment after completing 10 years of service. Accrued benefits under SERP I are fully vested in the event of a change in control of the company. SERP I is now closed to new participants. Mr. Bucci is the only Named Executive Officer who participates in SERP I.

Pension Restoration SERP

Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan.

Pension SERP

The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the employer-provided balance in the 401(k) Restoration SERP and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (prorated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of: (i) attaining both the age of 50 and 70 points (determined by age plus years of service), or (ii) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit.

Accrued benefits under the Pension SERP are fully vested in the event of a change in control of the company.

Mr. Swidarski and Mr. Krakora receive enhanced benefits such that they accrue the full 50% target ratably over their entire service at age 60 and age 62, respectively.

Present Value of Accumulated Benefits

The “Present Value of Accumulated Benefit” is the single-sum value as of December 31, 2008, of the annual pension benefit that was earned through that date payable under a plan beginning at the Named Executive Officer’s normal retirement age. The normal retirement age is defined as age 62 for SERP I and age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. A portion of the Qualified Retirement Plan benefit is payable at the same time and in the same form of payment as benefits in SERP I. We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 6.41%, the FAS 87 discount rate as of December 31, 2008;

•	The RP-2000 Combined Healthy Mortality Tables for males and females;

•	A probability of 100% that benefits are paid as annuities; and

•	No probability of termination, retirement, death, or disability before normal retirement age.

Extra Credited Service

Mr. Swidarski and Mr. Krakora have been granted the ability to accrue 1.124 and 1.546 years of service, respectively, for each year of service until the full 50% target benefit is accrued at age 60 and age 62, respectively. We reserve the discretion to provide such grants of extra service on a case-by-case basis. Factors that might warrant such a grant would include, but not be limited by, the following: the recruitment of an executive who is foregoing benefits under a prior employer’s SERP or other non-qualified deferred compensation plans or the provision for an executive who would otherwise not qualify for a full accrual at the SERP’s normal retirement age of 65 because his or her years of service are less than the required 25 years of service.

2008 Non-Qualified Deferred Compensation

1992 Deferred Compensation Plan
	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions	Earnings in	Withdrawals/	as of December 31,
	in 2008	in 2008	2008[1]	Distributions	2008[2]
Name	($)	($)	($)	($)	($)

Thomas W. Swidarski	$0	$0	$0	$0	$0
Kevin J. Krakora	0	0	0	0	0
David Bucci	0	0	(1,932)	0	240,365
James L.M. Chen	0	0	0	0	0
George S. Mayes Jr.	0	0	0	0	0

[1]	This amount represents aggregate earnings (or losses) on cash deferrals, as well as dividends on deferred Common Shares. This amount is not reflected above in the “2008 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[2]	This column reflects the balance of all cash deferrals, including dividends on deferred Common Shares, and the aggregate earnings in 2008 on such cash deferrals. As of December 31, 2008, the aggregate balance of all cash deferrals for Mr. Bucci was $29,690. This column also reflects the value of Common Shares deferred by Mr. Bucci calculated using the closing price of the shares of $28.09 as of December 31, 2008. The aggregate number of Common Shares deferred by Mr. Bucci and reflected in this column was 7,500 shares, with a value as of December 31, 2008, of $210,675. No portion of this amount is reflected in the “All Other Compensation” column of the “2008 Summary Compensation Table” and no portion of this amount was previously reported in our Summary Compensation Tables in prior years’ proxy statements.

401(k) Restoration SERP and 401(k) SERP
	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions	Earnings	Withdrawals/	as of December 31,
	in 2008[1]	in 2008[2]	in 2008[3]	Distributions	2008[4]
Name	($)	($)	($)	($)	($)

Thomas W. Swidarski	$52,800	$26,400	$(44,429)	$0	$115,114
Kevin J. Krakora	0	0	(11,653)	0	16,962
David Bucci	0	0	0	0	0
James L.M. Chen	0	0	0	0	0
George S. Mayes Jr.	10,518	45,770	(12,143)	0	60,177

[1]	These amounts are included in the “Salary” column of the “2008 Summary Compensation Table.”

[2]	These amounts are included in the “All Other Compensation” column of the “2008 Summary Compensation Table.”

[3]	These amounts represent aggregate earnings (or losses) on executive and registrant contributions. These amounts are not reflected in the “2008 Summary Compensation Table,” as they are not considered preferential or above-market earnings on deferred compensation.

[4]	This column reflects the balance of all contributions and the aggregate earnings on such contributions. No portion of this amount is reflected in the “All Other Compensation” column of the “2008 Summary Compensation Table” and no portion of this amount was previously reported in our Summary Compensation Tables in prior years’ proxy statements.

Non-Qualified Deferred Compensation Plans

Deferred Incentive Compensation Plan

Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the Named Executive Officers, were able to defer cash bonuses received under our cash bonus plan and performance share awards earned under the 1991 Plan. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the 2005 Deferred Incentive Compensation Plan, which was substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.

Under the 2005 Deferred Incentive Compensation Plan, an executive may defer all or a portion of his or her Annual Cash Bonus or performance share earnout. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance shares must be made at least six months prior to the end of the three-year performance period specified in the grant. None of the Named Executive Officers currently have any incentive compensation deferred under the 2005 Deferred Incentive Compensation Plan.

Deferrals of performance shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest thereon) are invested in the same manner as deferrals of cash compensation. The Vanguard Group administers our cash deferrals. As such, cash deferrals are transferred to Vanguard on a quarterly basis, and the executive may invest such cash deferrals in any funds available under our 401(k) plan. The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2008, as reported by Vanguard (except that the Oppenheimer Developing Markets Fund and Vanguard Prime Money Market Fund are not available in our 401(k) plan).

Name of Fund	Rate of Return	Name of Fund	Rate of Return

Vanguard Total Bond Market Index Fund	5.05%	Vanguard International Value Fund	(41.74)%
Loomis Sayles Bond Fund	(21.82)%	Vanguard Target Retirement Income	(10.93)%
Vanguard STAR Fund	(25.10)%	Vanguard Target Retirement 2005	(15.82)%
Vanguard Windsor II Fund	(36.70)%	Vanguard Target Retirement 2010	(20.67)%
Vanguard 500 Index Fund	(37.02)%	Vanguard Target Retirement 2015	(24.06)%
Vanguard U.S. Growth Fund	(37.82)%	Vanguard Target Retirement 2020	(27.04)%
Vanguard Prime Money Market Fund	2.77%	Vanguard Target Retirement 2025	(30.05)%
Vanguard Selected Value Fund	(35.49)%	Vanguard Target Retirement 2030	(32.91)%
Vanguard Mid-Cap Index Fund	(41.82)%	Vanguard Target Retirement 2035	(34.66)%
Loomis Sayles Small Cap Value Fund	(31.81)%	Vanguard Target Retirement 2040	(34.53)%
Vanguard Explorer Fund	(40.40)%	Vanguard Target Retirement 2045	(34.56)%
Vanguard International Growth Fund	(44.94)%	Vanguard Target Retirement 2050	(34.62)%
Oppenheimer Developing Markets Fund	(48.03)%	Diebold Company Stock	0.23%

Executives deferring under the 2005 Deferred Incentive Compensation Plan select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40.

401(k) Restoration SERP

The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. Named Executive Officers are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Vanguard administers the 401(k) Restoration SERP. Both the salary deferrals and our matching contributions are transferred to Vanguard and the executive may invest in any funds available under our Deferred Incentive Compensation Plan (except that the Oppenheimer Developing Markets Fund is not available in the 401(k) Restoration SERP, and the 401(k) SERP includes the Vanguard PRIMECAP Fund with a 2008 annual rate of return of (32.41)%).

401(k) SERP

The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, and, therefore, those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Each year the executive is provided a contribution based upon a points (age plus service) formula as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%

Vanguard administers the 401(k) SERP. Our contributions are transferred to Vanguard and the executive may invest the contributions in any investment funds available under our 401(k) Restoration SERP.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL

The table below reflects the amount of compensation payable to each of our Named Executive Officers in the event of termination of their employment. The amount of compensation payable to each Named Executive Officer upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each Named Executive Officer’s separation.

As described above under “Compensation Discussion and Analysis” and except for the employment agreement entered into with Mr. Swidarski, described above under “Narrative Disclosure to 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table,” we have not entered into employment agreements with any other Named Executive Officer; however, we have entered into change-in-control agreements with each of the Named Executive Officers.

Payments Made Upon Termination

Voluntary or Involuntary With Cause.  Whether a Named Executive Officer’s employment terminates voluntarily or involuntarily with cause, he is only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in the narrative above under “2008 Pension Benefits.”

Involuntary Without Cause.  If, however, a Named Executive Officer is involuntarily terminated without cause, in addition to the foregoing, he would also be entitled to the following:

•	Separation payments and continued participation in our employee health care plans pursuant to our Health Care Plan and Separation Benefits Plan applicable to all U.S.-based employees, with the length of such benefits and payments ranging from one to six months, depending upon the executive’s years of service;

•	Lapse of the restrictions on outstanding restricted shares;

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in the narrative above under “2008 Pension Benefits”; and

•	(For Mr. Bucci only) SERP I benefit based on the formula applicable for normal retirement.

The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The Named Executive officer would only be entitled to a SERP benefit if he otherwise qualifies for a normal, early or deferred vested SERP benefit at termination.

Mr. Swidarski.  Pursuant to Mr. Swidarski’s employment agreement, in the event of an involuntary termination without cause, in addition to the benefits identified above, he would also be entitled to the following:

•	A lump sum payment equal to 24 months’ base salary, as in effect on the date of termination;

•	A pro-rata award under our Cash Bonus Plan, based upon the time employed in the year of termination, to the extent such awards are otherwise earned, payable when such awards are generally paid to others;

•	A lump sum payment equal to twice the target bonus level for the year in which termination occurs under our Cash Bonus Plan;

•	All outstanding unvested options would immediately vest;

•	Pro-rata performance share earnouts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Continued participation in all of our employee health and welfare benefit plans for a period of 24 months (or the date he receives equivalent coverage from a subsequent employer), excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Under his employment agreement, Mr. Swidarski is subject to certain non-competition, non-solicitation and confidentiality obligations for a period of two years following termination of his employment.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer at or after the earliest voluntary retirement age, in addition to the benefits identified above under “Voluntary or Involuntary With Cause” and “Involuntary Without Cause,” he would also be entitled to the following:

•	All outstanding unvested options awarded prior to 2007 would immediately vest;

•	All outstanding unvested options awarded after 2006 would immediately vest if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded prior to 2007 would immediately vest and become nonforfeitable;

•	All outstanding RSUs awarded after 2006 would immediately vest and become nonforfeitable if the Named Executive Officer had attained the age of 65 and completed five or more years of continuous employment;

•	All outstanding RSUs awarded after 2006 would vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the Named Executive Officer’s age and years of continuous employment equals or exceeds 70; and

•	Pro-rata performance share earnouts, as described above.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, the Named Executive Officer or his estate or beneficiaries would receive the same benefits indicated above under “Payments Made Upon Retirement,” except that all outstanding and unvested options and RSUs, regardless of when awarded, would immediately vest and become nonforfeitable. In addition, the Named Executive Officer or his estate or beneficiaries would receive benefits under our disability plan or payments under our group term life insurance plan or any supplemental life insurance plan, as appropriate.

Named Executive Officers who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the Named Executive Officer’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the Named Executive Officer had at least five years of service. The benefit is equal to 50% of the benefit payable if the Named Executive Officer terminated employment on the date of his death, survived to the payment date as elected by his spouse, elected the 50% joint and survivor form of payment and died the next day. Benefits payable to the surviving spouse upon death of the Named Executive Officer from SERP I and the Pension SERP are equal to the benefit that would have been payable to the Named Executive Officer if he terminated employment on the date of his death and survived to his first payment date. The benefit begins on the executive’s normal retirement date (or on an actuarially reduced basis at an early retirement date) and is paid for a guaranteed minimum of five years in SERP I. Named Executive Officers must have five years of service at the time of their death for death benefits to be payable under SERP I and ten years of service at the time of their death for death benefits to be payable under the Pension SERP. The 401(k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had 10 years of service and three years of service, respectively.

Disability benefits are payable immediately from the Qualified Retirement Plan based on service at the date of disability if the Named Executive Officer had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under SERP I are payable immediately and are generally determined in the same manner as the normal retirement benefits, except that the benefit is reduced by 16.6%. Disability benefits under the Pension SERP, Pension Restoration SERP and 401(k) Restoration SERP are payable immediately on an unreduced basis.

Mr. Swidarski.  Pursuant to Mr. Swidarski’s employment agreement, in the event of his death, in addition to the benefits identified above under “Payments Made Upon Death or Disability,” he would also be entitled to the following:

•	Base salary through the end of the month in which death occurs; and

•	A pro-rata award under our Annual Cash Bonus Plan, as described above.

In the event of his permanent and total disability, in addition to the benefits identified above under “Payments Made Upon Death or Disability,” he would also be entitled to the following:

•	Disability benefits in accordance with the long-term disability program in effect for our senior executives, which in no event shall provide him with less than 60% of his base salary to age 65;

•	Base salary through the end of the month in which disability benefits commence;

•	A pro-rata award under our Annual Cash Bonus Plan, as described above; and

•	Continued participation in our employee health and welfare benefit plans for a period of 36 months, excluding perquisites and any qualified or non-qualified pension or 401(k) plans.

Payments Made Upon a Change-in-Control

In the event of a change-in-control, pursuant to the terms of the applicable equity compensation agreements, each Named Executive Officer would be automatically entitled to the following benefits:

•	Lapse of all restrictions on outstanding restricted shares;

•	All outstanding unvested options would immediately vest;

•	All outstanding RSUs would immediately vest and become nonforfeitable; and

•	All performance shares would be deemed to have been earned in full (at target) and become immediately due and payable in the form of Common Shares.

In addition to the aforementioned benefits, pursuant to the change-in-control agreements described previously, if a Named Executive Officer’s employment is terminated without cause within three years following a change-in-control or if the Named Executive Officer terminates his employment within such time under the circumstances identified below, in addition to the benefits indicated above, the Named Executive Officer would be entitled to the following benefits:

•	A lump sum payment equal to two times base salary (for Mr. Swidarski, three times base salary), as in effect on the date of termination; and

•	Continued participation in all of our employee retirement income, health and welfare benefit plans, including executive perquisites (or substantially similar plans) for a period of 12 months, excluding any equity compensation plans, with such benefits period being considered service for purposes of service credits under any of our qualified or non-qualified retirement plans (except that the continued service credit under any qualified plan shall be paid for by the company).

For purposes of the agreements, a voluntary termination by a Named Executive Officer will be deemed a constructive termination by the company upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the executive in the offices or positions held prior to the change-in-control;

•	A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive, or a reduction in his aggregate compensation or employee benefit plans;

•	A good faith determination by the executive that the change-in-control has rendered him substantially unable to carry out or has substantially hindered his ability to perform any of the authorities, powers, functions, responsibilities or duties attached to the position he held prior to the change-in-control;

•	We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•	We relocate and require the executive to change his principal location of work to any location which is in excess of 25 miles from his previous location of work, or requires the executive to travel significantly more than was previously required.

Further, pursuant to the agreements, a change-in-control is deemed to occur upon any of the following events:

•	We are merged, consolidated or reorganized with another company, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•	We sell or otherwise transfer all or substantially all of our assets, and as a result, less than a majority of the combined voting power of the then-outstanding securities is held by our shareholders of record immediately prior to such transaction;

•	There is a report filed with the SEC disclosing that any person or entity has become the beneficial owner of 20% or more of the combined voting power of our then-outstanding securities;

•	We file a current report or proxy statement with the SEC disclosing that a change in control has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

•	If, during any period of two consecutive years, directors at the beginning of such period cease to constitute at least a majority of the board, unless the election or nomination for election of each director first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, the Named Executive Officer is entitled to the following:

•	A Qualified Retirement Plan benefit determined using the plan provisions as described in the narrative above under “2008 Pension Benefits”; and

•	A SERP benefit based on the formula applicable for normal retirement.

For both the Qualified Retirement Plan and all of the SERPs, these benefits are determined assuming continuous participation for an additional 12 months subsequent to termination as described above.

Each of the agreements with the Named Executive Officers is substantially similar. A form of these amended and restated agreements has been filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2008.

Effect of Certain Tax Regulations on Payments

Effect of Excise Tax on Parachute Payments.  Under our change-in-control agreements, if any amount or benefit paid under the agreement, taken together with any amounts or benefits otherwise paid to the executives under any other agreement, are deemed to be “excess parachute payments” subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, we will reimburse the executive for the excise tax and any additional income, employment and excise taxes incurred on the gross-up payment.

Effect of Section 409A on Timing of Payments.  With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a “specified employee” for purposes of Section 409A at the time of termination of service.

Post-Termination Payments Table

									Change in
			Involuntary	Involuntary				Change in	Control w/
Name	Compensation Components	Voluntary	with Cause	w/o Cause	Retirement	Death	Disability	Control	Termination
Thomas W. Swidarski	Salary/Bonus	$ -	$ -	$4,500,000	$ -	$1,500,000	$1,500,000	$ -	$ 2,250,000
	Accelerated Long-Term Incentives:
	Stock options	-	-	307,200	-	307,200	307,200	307,200	307,200
	Performance shares[1]	-	-	1,127,189	1,127,189	1,127,189	1,127,189	1,985,974	1,985,974
	RSUs	-	-	-	-	1,123,600	1,123,600	1,123,600	1,123,600
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	948,000	135,000	948,000	-	830,000	948,000	-	1,065,000
	Other Benefits[3]	-	-	24,264	-	-	1,688,396[6]	-	409,703
	280G Excise Tax and Gross-up4	-	-	-	-	-	-	-	3,427,049

	Total:	$948,000	$135,000	$6,906,653	$1,127,189	$4,887,989	$6,694,385	$3,416,774	$10,568,526
Kevin J. Krakora	Salary/Bonus	-	-	94,451	-	-	-	-	755,610
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	-	51,200	51,200	51,200	51,200
	Performance shares[1]	-	-	-	520,467	520,467	520,467	848,318	848,318
	RSUs	-	-	-	-	210,675	210,675	210,675	210,675
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	144,000	83,000	144,000	-	77,000	144,000	-	503,000
	Other Benefits[3]	-	-	-	-	-	-	-	105,477
	280G Excise Tax and Gross-up4	-	-	-	-	-	-	-	1,058,045

	Total:	144,000	83,000	238,451	520,467	859,342	926,342	1,110,193	3,532,325
David Bucci	Salary/Bonus	-	-	162,182	-	-	-	-	648,726
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	25,600	25,600	25,600	25,600	25,600
	Performance shares[1]	-	-	-	522,585	522,585	522,585	750,003	750,003
	Retirement Benefits:
	Qualified Retirement Plan/SERP[2]	2,260,000	1,628,000	2,702,000	2,240,000	1,882,000	3,290,000	-	2,702,000
	Deferred Compensation Plan[5]	-	-	-	-	-	-	-	-
	Other Benefits[3]	-	-	-	-	-	-	-	51,915
	280G Excise Tax and Gross-up4	-	-	-	-	-	-	-	1,834,892

	Total:	2,260,000	1,628,000	2,864,182	2,788,185	2,430,185	3,838,185	775,603	6,013,136
James L.M. Chen	Salary/Bonus	-	-	82,185	-	-	-	-	657,484
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	-	25,600	25,600	25,600	25,600
	Performance shares[1]	-	-	-	289,974	289,974	289,974	474,721	474,721
	RSUs	-	-	-	-	231,743	231,743	231,743	231,743
	Other Benefits[3]	-	-	-	-	-	-	-	211,347

	Total:	-	-	82,185	289,974	547,317	547,317	732,064	1,600,897
George S. Mayes Jr.	Salary/Bonus	-	-	50,080	-	-	-	-	600,962
	Accelerated Long-Term Incentives:
	Stock options	-	-	-	-	25,600	25,600	25,600	25,600
	Performance shares[1]	-	-	-	265,295	265,295	265,295	449,440	449,440
	RSUs	-	-	-	-	252,810	252,810	252,810	252,810
	Other Benefits[3]	-	-	-	-	-	-	-	84,154
	280G Excise Tax and Gross-up4	-	-	-	-	-	-	-	571,129

	Total:	-	-	50,080	265,295	543,705	543,705	727,850	1,984,095

[1]	Assuming actual payout of performance shares at target.

[2]	The assumptions used to calculate the value of the Qualified Retirement Plan, SERP I, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under “2008 Pension Benefits.” Further, the Named Executive Officers are assumed to have terminated employment on December 31, 2008 and received the value of their benefits assuming payment begins at normal retirement or immediately, if eligible, at December 31, 2008. The values were determined as of December 31, 2008 based on compensation and service as of that date. In addition, these values represent total values to the Named Executive Officer under the given termination scenario.

[3]	“Other Benefits” includes, as applicable, the total value of any other contributions by us on behalf of the Named Executive Officer for retirement income, health and welfare benefit plans, including executive perquisites, which the Named Executive Officer was eligible to receive as of December 31, 2008.

[4]	Upon a change in control of the company, the executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G and any income or other taxes that are payable by the executive as a result of any reimbursements for Section 280G taxes. The calculation of the 280G gross-up amount is based upon a 280G excise tax rate of 20%. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

[5]	Distribution of the amounts reflected for deferred compensation remains subject to the deferral elections made by the executive, as discussed above under “Non-Qualified Deferred Compensation Plans.” Mr. Bucci has elected lump a sum distribution of his deferred compensation on a specified date in 2009, and therefore, would not become eligible to receive any payments on December 31, 2008 as a result of any of the stated termination events. For more detail on the aggregate balance of Mr. Bucci’s deferred compensation, see above under “2008 Non-Qualified Deferred Compensation.”

[6]	This amount includes the value of Mr. Swidarski’s long-term disability benefits, determined as of December 31, 2008, in excess of the benefits payable in our Long-Term Disability Plan. The amount of Mr. Swidarski’s long-term disability benefits of $1,652,000 is determined as the present value of a fixed-term annuity, payable from Mr. Swidarski’s current age to age 65, based on a discount rate of 6.41%.

REPORT OF AUDIT COMMITTEE

As noted above, the Audit Committee is comprised of Henry D. G. Wallace, Chair, Louis V. Bockius III, Richard L. Crandall, Eric J. Roorda and Alan J. Weber. Each member of the committee is independent as defined in Section 303A.02 of the NYSE corporate governance standards. The primary duties and responsibilities of the committee are as follows: (a) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; (b) to monitor the independence and performance of our outside auditors and internal auditing department; and (c) to provide an avenue of communication among the outside auditors, management, the internal audit organization and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com or by written request to the Corporate Secretary.

The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent auditors, our audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2008. The Audit Committee has also discussed with our independent auditors the matters required to be discussed pursuant to SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of information technology services and other non-audit services to us by KPMG LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC.

The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

The Audit Committee:

Henry D. G. Wallace, Chair
Louis V. Bockius III
Richard L. Crandall
Eric J. Roorda
Alan J. Weber

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP acted as our independent auditors during the past fiscal year, and has so acted since 1965.

The Audit Committee has again appointed KPMG LLP to examine our accounts and other records for the fiscal year ending December 31, 2009. The Board will present at the Annual Meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment; the Audit Committee will reconsider its selection.

KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.

A representative of KPMG LLP is expected to be present at the annual meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the aggregate fees billed to us for the annual audit and review of the interim financial statements and other services provided by KPMG LLP for fiscal 2008 and 2007.

	2008	2007

Audit Fees[1]	$4,839,739	$8,252,764
Audit-Related Fees[2]	1,631,256	2,075,708
Tax Fees[3]	858,363	1,219,484
All Other Fees[4]	0	0

Total	$7,329,358	$11,547,956

[1]	“Audit Fees” consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]	“Audit-Related Fees” consist of fees billed related to our SEC investigation and the restatement of its financial statements.

[3]	“Tax Fees” consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[4]	“All Other Fees” consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Henry D. G. Wallace, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Wallace must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. None of the services rendered by the independent auditors under the categories “Audit-Related Fees,” “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF AUDITORS.

Equity Compensation Plan Information

Number of securities remaining available
	Number of securities to be issued	Weighted-average exercise price	for future issuance under equity
	upon exercise of outstanding	of outstanding options, warrants	compensation plans (excluding securities
	options, warrants and rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,067,408	$39.43	662,911
Equity compensation plans not approved by security holders	–	–	–

Total:	4,067,408	$39.43	662,911

PROPOSAL NO. 3:
APPROVAL OF AMENDED AND RESTATED 1991 PLAN

General

The 1991 Plan has afforded the Board and the Compensation Committee the ability to offer a variety of compensatory awards designed to advance our interests and long-term by encouraging stock ownership among our key employees and, correspondingly, increasing their personal involvement with our future. In order to continue to enhance our ability to attract and retain officers and key employees, the Board amended and restated the plan on March 4, 2009, which we refer to as the Amended and Restated Plan, and we are now seeking shareholder approval of the Amended and Restated Plan.

The primary reason for seeking shareholder approval of the Amended and Restated Plan at this time is to increase the number of shares available under the 1991 Plan and extend the life of the 1991 Plan as described below.

A summary of the principal changes to the Amended and Restated Plan are set forth below under “Summary of Changes,” followed by a summary description of the entire Amended and Restated Plan. The full text of the Amended and Restated Plan is annexed to this Proxy Statement as Appendix A and the following summaries are qualified in their entirety by reference to Appendix A.

Section 162(m)

In addition, to ensure that performance-based compensation over $1 million payable to the CEO and certain other highly compensated executive officers is tax-deductible and qualifies under Section 162(m) of Internal Revenue Code, or the Code, the material terms of performance-based compensation plans, including the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee under the plan (or the formula used to calculate the amount of compensation to be paid to the employee), must be approved by our shareholders. The Amended and Restated Plan is designed to provide for this type of performance-based compensation.

In accordance with current tax laws, shareholder approval lasts for approximately five years, and as such, we are also asking our shareholders to extend qualification of the Amended and Restated Plan under Section 162(m) for incentives established within the next five years.

Background

The 1991 Plan was originally approved at our 1991 annual meeting of shareholders and was approved as amended and restated at our 1997 annual meeting of shareholders. In 1998, the Board adopted an amendment to make reload options available to non-employee directors and provide for acceleration of the vesting of option rights granted to non-employee directors if a non-employee director elected to defer the gain realized upon the exercise of option rights. In 1999, the Board adopted another amendment, which permits option rights to provide that a non-employee director who has completed a specified term of service or reached a specified age would be entitled to exercise such option rights immediately upon termination of service. In 2001, the Board amended and restated the 1991 Plan to include these prior amendments, and this amended and restated plan was approved at our 2001 annual meeting of shareholders.

In October 2001, the Board adopted an amendment allowing option rights granted to non-employee directors after October 9, 2001 to expire not more than ten years from the date of grant. In February 2004, the Board adopted another amendment, which revised the definition of “Detrimental Activity” and provided for the definition of “Restricted Stock Unit” as a bookkeeping entry for deferred shares awarded under the plan. In April 2004, the Board also adopted an amendment to authorize the grant of deferred shares to non-employee directors. Finally, during 2005, the Board adopted certain conforming amendments in order to comply with the American Jobs Creation Act of 2004, which added Section 409A to the Code, and which became effective as of January 1, 2005. In 2006, the Board again amended and restated the 1991 Plan to include these prior amendments, and this amended and restated plan was approved at our 2006 annual meeting of shareholders.

Summary of Changes

Available Shares.  The Amended and Restated Plan increases the number of Common Shares available by 4,000,000 Common Shares. The 1991 Plan, as amended and restated in 2001, authorized the issuance of an aggregate of 9,265,313 Common Shares. As of March 4, 2009, 4,534,994 of these shares had been issued under the 1991 Plan, 4,067,408 Common Shares were subject to outstanding awards and 662,911 Common Shares were available for future awards.

Re-Load Option Rights.  The 1991 Plan provided that any grant of option rights may provide for the automatic grant of additional option rights to an optionee upon the exercise of option rights using Common Shares as payment, commonly called re-load option rights. The Amended and Restated Plan no longer provides for the grant of re-load option rights.

Repricing.  The 1991 Plan provided that the prices per share applicable to outstanding option rights and appreciation rights are subject to adjustment in the event of certain extraordinary corporate transactions. The Amended and Restated Plan clarifies that, except upon the occurrence of any of these specified transactions, there can be no repricing of outstanding option rights and appreciation rights without shareholder approval.

Termination.  The 1991 Plan provided that no grant be made 10 years after the date the 1991 Plan was approved by shareholders. The Amended and Restated Plan extends this term to 10 years from the date of the approval of the Amended and Restated Plan at our 2009 annual meeting of shareholders.

Summary of Terms

The following is a summary of the key provisions of the Amended and Restated Plan:

Shares Available Under the Amended and Restated Plan.  Subject to adjustment as provided in the Amended and Restated Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of option rights or appreciation rights, (ii) as restricted shares and released from substantial risks of forfeiture thereof, (iii) as deferred shares, (iv) in payment of performance shares or performance units that have been earned, (v) as awards to non-employee directors or (vi) in payment of dividend equivalents paid with respect to awards made under the plan shall not exceed in the aggregate 13,265,313 shares (3,265,313 of which were approved in 1991, 3,000,000 of which were approved in 1997, 3,000,000 of which were approved in 2001, and 4,000,000 of which were approved in 2009) plus any shares relating to awards that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any option price by the transfer of Common Shares to the Company or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under the Amended and Restated Plan only the net number of Common Shares we actually issue or transfer.

The aggregate number of Common Shares that we actually issue or transfer upon the exercise of incentive stock options, or ISOs, shall not exceed 13,265,313 shares. Further, no participant shall be granted option rights for more than 200,000 Common Shares during any calendar year, subject to adjustments as provided in the Amended and Restated Plan. In no event shall any participant in any calendar year receive more than 200,000 appreciation rights, 200,000 restricted shares, 200,000 deferred shares or receive an award of performance shares or performance units having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000, subject to adjustments as provided in the Amended and Restated Plan.

Eligibility.  Our officers and key employees and those of our subsidiaries may be selected by the Board to receive benefits under the Amended and Restated Plan. In addition, our non-employee directors will be eligible for discretionary grants of option rights, restricted shares or deferred shares as described below under the heading “Awards to Non-Employee Directors.”

Option Rights.  Option rights may be granted which entitle the optionee to purchase Common Shares at a price not less than 100 percent of the closing price on the date of grant. The option price is payable (i) in cash at the time of exercise, (ii) by the transfer to us of nonforfeitable unrestricted Common Shares owned by the optionee having a value at the time of exercise equal to the option price, (iii) by surrender of any other award under the Amended and Restated Plan having a value at the time of exercise equal to the option price or (iv) a combination of such payment methods. The Amended and Restated Plan would permit the exercise of option rights by means of the delivery of previously owned Common Shares in partial satisfaction of the exercise price and the successive re-delivery of the shares so obtained to satisfy the exercise price of additional option rights until the grant has been fully exercised.

The Board has the authority to specify at the time option rights are granted that Common Shares will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Amended and Restated Plan does not require any such holding period and would permit immediate sequential exchanges of Common Shares at the time of exercise of option rights. Any grant of an option right may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the Common Shares to which the exercise relates.

The Board may, at or after the date of grant of any option rights (other than the grant of an ISO), provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis.

No option right may be exercisable more than 10 years from the date of grant. Each grant must specify the period of continuous employment with us or any of our subsidiaries that is necessary before the option rights will become exercisable and may provide for the earlier exercise of such option rights in the event of a change-in-control or other similar transaction or event. Successive grants may be made to the same optionee whether or not option rights previously granted remain unexercised. Any grant of option rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights. Option rights must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Board may approve.

Appreciation Rights.  Appreciation rights provide optionees an alternative means of realizing the benefits of option rights. An appreciation right is a right, exercisable by surrender of the related option right, to receive from the Company an amount equal to 100 percent, or such lesser percentage as the Board may determine, of the spread between the option price and the current value of the Common Shares underlying the option. Any grant may specify that we may pay the amount payable on exercise of an appreciation right in cash, in Common Shares, or in any combination thereof, and may either grant to the optionee or retain in the Board the right to elect among those alternatives. Any grant may specify that such appreciation right may be exercised only in the event of a change-in-control or other similar transaction or event. Any grant of appreciation rights may specify management objectives that must be achieved as a condition to exercise such rights. Appreciation rights must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Board may approve.

Restricted Shares.  A grant of restricted shares involves the immediate transfer by us to a participant of ownership of a specific number of Common Shares in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Board may determine.

Restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for at least three years. An example would be a provision that the restricted shares would be forfeited if the participant ceased to serve the Company as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in a manner and to the extent prescribed by the Board for the period during which the forfeiture provisions are to continue. The Board may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change-in-control of the company or other similar transaction or event.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant must also specify in respect of such specified management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives. Restricted shares must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Board may approve.

Deferred Shares.  A grant of deferred shares constitutes an agreement by us to deliver Common Shares to a participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral period as the Board may specify. During the deferral period, the participant has no right to transfer any rights under his or her award and no right to vote such shares, but the Board may, at or after the date of grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares. Awards of deferred shares may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of award.

Deferred shares must be subject to a deferral period of at least three years, as determined by the Board at the date of the award, except that the Board may provide for a shorter deferral period in the event of a change-in-control or other similar transaction or event. Deferred shares must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Board may approve.

Performance Shares and Performance Units.  A performance share is the equivalent of one Common Share and a performance unit is the equivalent of $1.00. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth under “Shares Available Under the Amended and Restated Plan.” The participant will be given a period of time within which one or more management objectives are to be achieved, which is referred to as the performance period. The specified performance period shall be a period of time not less than one year, except in the case of a change-in-control or other similar transaction or event, if the Board shall so determine. A minimum level of acceptable achievement will also be established by the Board. If by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Board in cash, Common Shares or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in Common Shares on a current, deferred or contingent basis. Performance shares and performance units must be evidenced by an “evidence of award” containing the terms and provisions, consistent with the Amended and Restated Plan, as the Board may approve.

Management Objectives.  The Amended and Restated Plan requires that the Board establish “Management

Objectives” for purposes of performance shares and performance units. When so determined by the Board, option rights, appreciation rights, restricted shares and dividend credits may also specify management objectives. Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department or function within the company or a subsidiary in which the participant is employed. Management objectives applicable to any award to a participant who is, or is determined by the Board likely to become, a “Covered Employee,” shall be limited to specified levels of or growth in (i) earnings; (ii) earnings per share; (iii) share price; (iv) total shareholder return; (v) return on invested capital, equity or assets; (vi) operating earnings; (vii) sales growth; and (viii) productivity improvement. If the Board determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Board may in its discretion modify such management objectives or the minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption under Section 162(m). In such case, the Board may not make any modification of the management objectives or minimum acceptable level of achievement.

Awards to Non-Employee Directors.  The Board may, in its discretion, authorize the granting to non-employee directors of option rights and may also authorize the grant or sale of restricted shares and deferred shares to non-employee directors. Non-employee directors are not eligible to receive any other awards under the Amended and Restated Plan.

Each such option right will become exercisable to the extent of one-fourth of the number of shares covered thereby in each of the four successive years following the grant. However, in the event of a change-in-control of the company, the option rights would become immediately exercisable in full. Each such option right granted under the Amended and Restated Plan will expire not more than 10 years from the date of the grant, unless subject to earlier termination pursuant to the Amended and Restated Plan. Common Shares acquired upon the exercise of these option rights may not be transferred for one year, except in the case of the director’s death, disability or other termination of service as a director.

In the event of the termination of service on the Board by the holder of any such option rights, other than by reason of disability or death, the then outstanding option rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and will expire on the earlier of their stated termination date or 90 days following the termination of the holder’s service on the Board. In the event of death or disability, each of the then outstanding option rights of such holder may be exercised until the earlier of one year after such death or disability or the otherwise stated expiration date of the option rights. However, any option rights may provide that a director who has completed a specified period of service on the Board or attained a specified age will be entitled to exercise such option rights immediately in full at any time after termination until their stated expiration date.

If a non-employee director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any option rights held at that time will not be affected.

Option rights may be exercised by a non-employee director only by payment in full of the option price. Such payment may be in cash, in Common Shares previously owned by the director for more than six months, or a combination of both.

Each grant or sale of restricted shares or deferred shares to non-employee directors will be upon terms and conditions as described above.

Administration and Amendments.  The Amended and Restated Plan is to be administered by the Board, except that the Board has the authority under the plan to delegate any or all of its powers under the plan to a committee (or subcommittee thereof) consisting of not less than three non-employee directors within the meaning of Rule 16b-3 of the Exchange Act and who are “outside directors” within the meaning of Section 162(m).

The Board is authorized to interpret the Amended and Restated Plan and related agreements and other documents. The Board may make awards to employees under any or a combination of all of the various categories of awards that are authorized under the Amended and Restated Plan, or in its discretion, make no awards. The Board may amend the Amended and Restated Plan from time to time without further approval by our shareholders except where required by applicable law or the rules and regulations of a national securities exchange. We reserve authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

The Board may provide for special terms for awards to participants who are foreign nationals or who are employed by us or any of our subsidiaries outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

Transferability.  Except as otherwise determined by the Board, no option right or appreciation right or other derivative security is transferable by an optionee except, upon death, by will or the laws of descent and distribution. If, however, the optionee is not a director or officer of ours, transfer may be made to a fully revocable trust of which the optionee is treated as the owner for federal income tax purposes. Except as otherwise determined by the Board, option rights and appreciation rights are exercisable during the optionee’s lifetime only by him or her. Notwithstanding the above, the Board may provide for transferability of awards under the Amended and Restated Plan if such provision would not disqualify the exemption for other awards under Rule 16b-3 of the Exchange Act.

The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by us upon exercise of option rights or appreciation rights, upon termination of the deferral period applicable to deferred shares or upon payment under any grant of performance shares or performance units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Amended and Restated Plan, shall be subject to further restrictions on transfer.

Adjustments.  The maximum number of shares that may be issued and delivered under the Amended and Restated Plan, the number of shares covered by outstanding option rights and appreciation rights, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the Amended and Restated Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of the Amended and Restated Plan as the Board may determine appropriate to reflect any transaction or event described above.

Change in Control.  A definition of “Change in Control” is included in the Amended and Restated Plan, which is attached hereto as Appendix A.

Withholding Taxes.  To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under this plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to us for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants must also make such arrangements as we may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of option rights. In no event, however, may we accept Common Shares for the payment of taxes in excess of required tax withholding rates, with respect to any grant made on or after July 1, 2000. However, in the discretion of the Board, a participant or such other person may surrender Common Shares owned for more than six months to satisfy any tax obligations resulting from any such transaction.

Detrimental Activity.  Any evidence of award may provide that if a participant, either during employment by us or any of our subsidiaries or within a specified period after termination of such employment, engages in any “Detrimental Activity,” and the Board so finds, forthwith upon notice of such finding, the participant must:

(A)	Return to us, in exchange for payment by us of any amount actually paid therefor by the participant, all shares of Common Shares that the participant has not disposed of that were offered pursuant to the plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(B)	With respect to any Common Shares so acquired that the participant has disposed of, pay to us in cash the difference between:

(i)	Any amount actually paid therefor by the participant pursuant to this plan, and

(ii)	The market value per share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to us, we may set off the amounts so payable to us against any amounts that may be owing from time to time by us or one of our subsidiaries to the participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

Governing Law.  The Amended and Restated Plan and all awards granted and actions taken thereunder will be governed by the internal substantive laws of Ohio.

Amended and Restated Plan Benefits.  It is not possible to determine specific amounts that may be awarded in the future under the Amended and Restated Plan because the grant of awards under the Amended and Restated Plan are discretionary.

Tax Consequences to Participants

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended and Restated Plan based on Federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences.

Section 409A of the Code.  Section 409A generally became effective January 1, 2005, and primarily covers most programs that defer receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation.

Section 409A generally does not apply to ISOs, non-qualified option rights and appreciation rights, and restricted shares. Section 409A may apply to deferred shares, performance shares and performance units. It is our intention to structure such grants in a manner that complies with Section 409A.

Non-qualified Stock Options.  In general, (i) no income will be recognized by an optionee at the time a non-qualified option right is granted; (ii) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights.  No income will be recognized by a participant in connection with the grant of a tandem appreciation right or a free-standing appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Shares.  The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Deferred Shares.  No income generally will be recognized upon the award of deferred shares. The recipient of a deferred share award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units.  No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or our subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m).

Vote Required to Approve the Amended and Restated Plan

A favorable vote of the majority of votes cast on the matter is necessary for approval of the Amended and Restated Plan, provided that the total vote cast represents over 50% interest of all securities entitled to vote on the Amended and Restated Plan. Abstentions and broker non-votes will not be counted for determining whether the Amended and Restated Plan is passed.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE
AMENDED AND RESTATED PLAN.

EXPENSES OF SOLICITATION

The cost of soliciting the proxies will be paid by us. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at its own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Laurel Hill Advisory Group, LLC, New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $6,500.

PROPOSALS OF SHAREHOLDERS

We must receive by November 10, 2009, any proposal of a shareholder intended to be presented at our 2010 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2010 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.

Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, in connection with the 2010 Meeting (“non-Rule 14a-8 Proposals”), must be received by us at our principal executive office on or between December 10, 2009 and January 11, 2010 (or, if the 2010 Meeting is held more than 30 days prior to or after April 23, 2010, not later than the close of business on the later of the 90th day prior to the 2010 Meeting or the 10th day following the day on which public announcement of the date of the 2010 Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our Code of Regulations.

Non-Rule 14a-8 Proposals must comply with certain provisions of our Code of Regulations. Our proxy related to the 2010 Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 Proposals properly brought before the 2010 meeting.

OTHER MATTERS

We are not aware of any matters to be presented at the Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of the General Company Law of the State of Ohio, the Board has appointed inspectors of elections to act at the Annual Meeting.

For information on how to obtain directions to be able to attend the Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on April 23, 2009.

This proxy statement, along with our Annual Report for the year ended December 31, 2008, are available free of charge at www.proxyvote.com (you will need to reference the 12 Digit Control Number found on your proxy card).

By Order of the Board of Directors

CHAD F. HESSE
Corporate Counsel and Corporate Secretary

Canton, Ohio
March 10, 2009

APPENDIX A

DIEBOLD, INCORPORATED

1991 EQUITY AND PERFORMANCE INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MARCH 4, 2009)

1. Purpose. The purpose of the 1991 Equity and Performance Incentive Plan (As Amended and Restated as of March 4, 2009) (this “Plan”) is to attract and retain directors, officers and key employees for Diebold, Incorporated (the “Corporation”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

2. Definitions. As used in this Plan,

“Annual Meeting” means the annual meeting of shareholders of the Corporation.

“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

“Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 17 of this Plan, such committee (or subcommittee thereof).

“Change in Control” shall have the meaning provided in Section 12 of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” means shares of common stock, $1.25 par value per share, of the Corporation or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto) and shall also include the date on which a grant of Option Rights to a Non-Employee Director becomes effective pursuant to Section 9 of this Plan.

“Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

“Deferred Shares” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares at the end of a specified Deferral Period.

“Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Corporation owns or controls, directly or indirectly, less than 80 percent of the total combined voting power represented by all classes of stock issued by such corporation.

“Detrimental Activity” means:

(i) Engaging in any activity, as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the Corporation or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Corporation if such development is being actively pursued by the Corporation during the one-year period following the termination of Participant’s employment by the Corporation or a Subsidiary) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Corporation or a Subsidiary, in any territory in which the Corporation or a Subsidiary manufactures, sells, markets, services, or installs such product or service or engages in such business activity.

(ii) Soliciting any employee of the Corporation or a Subsidiary to terminate his or her employment with the Corporation or a Subsidiary.

(iii) The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter.

(iv) The failure or refusal to disclose promptly and to assign to the Corporation upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v) Activity that results in Termination for Cause. For purposes of this Section, “Termination for Cause” shall mean a termination:

(A) due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(B) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Deferred Shares or other awards. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Corporation and, with the approval of the Committee, need not be signed by a representative of the Corporation or a Participant.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares and dividend credits pursuant to this Plan. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Corporation or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified levels of or growth in one or more of the following criteria:

1.	earnings;

2.	earnings per share (earnings per share will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the goal is established);

3.	share price;

4.	total shareholder return;

5.	return on invested capital, equity, or assets;

6.	operating earnings;

7.	sales growth;

8.	productivity improvement;

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code. In such case, the Board shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

“Market Value per Share” means, as of any particular date, the fair market value of the Common Shares as determined by the Board.

“Non-Employee Director” means a Director of the Corporation who is not an employee of the Corporation or any Subsidiary.

“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, or other key employee of the Corporation or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights pursuant to Section 9 of this Plan; provided, however, that for purposes of Sections 4, 5, 7 and 8 of this Plan, Participant shall not include such Non-Employee Director.

“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

“Restricted Stock Unit” means a bookkeeping entry reflecting an award of Deferred Shares.

“Rule l6b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Spread” means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Corporation owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

“Termination for Cause” means a termination:

(i) due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(ii) due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Corporation or a Subsidiary.

“Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of directors of the Corporation.

3. Shares Available Under the Plan.

(a) Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Non-Employee Directors or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 13,265,313 shares (3,265,313 of which were approved in 1991; 3,000,000 of which were approved in 1997, 3,000,000 of which were approved in 2001 and 4,000,000 of which were approved in 2009) plus any shares relating to awards that expire or are forfeited or cancelled. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon the payment of any Option Price by the transfer to the Corporation of Common Shares or upon satisfaction of any withholding amount by means of transfer or relinquishment of Common Shares, there shall be deemed to have been issued or transferred under this Plan only the net number of Common Shares actually issued or transferred by the Corporation.

(b) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, the aggregate number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 13,265,313 shares. Further, no Participant shall be granted Option Rights for more than 200,000 Common Shares during any calendar year, subject to adjustments as provided in Section 11 of this Plan.

(c) Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder.

(d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive more than 200,000 Appreciation Rights, subject to adjustments as provided in Section 11 of this plan.

(e) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive more than 200,000 Restricted Shares or 200,000 Deferred Shares, subject to adjustments as provided in Section 11 of this Plan.

(f) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of Performance Shares or Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Shares. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this plan.

(b) Each grant shall specify an Option Price per share, which shall not be less than 100 percent of the Market Value per Share on the Date of Grant.

(c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Corporation, (ii) by the actual or constructive transfer to the Corporation of nonforfeitable, unrestricted Common Shares owned by the Optionee (or other consideration authorized pursuant to subsection (d) below) having a value at the time of exercise equal to the total Option Price, or (iii) by a combination of such methods of payment.

(d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, Deferred Shares, Performance Shares (based, in each case, on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Shares received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of (i) the number of shares or Performance Shares, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units surrendered.

(e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Corporation of some or all of the shares to which such exercise relates.

(f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(g) Each grant shall specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other similar transaction or event.

(h) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(i) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(j) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis.

(k) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any related Appreciation Right authorized under Section 5 of this Plan.

(l) No Option Right shall be exercisable more than 10 years from the Date of Grant.

(m) Each grant of Option Rights shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

5. Appreciation Rights. The Board may also authorize the granting to any Optionee of Appreciation Rights in respect of Option Rights granted hereunder at any time prior to the exercise or termination of such related Option Rights; provided, however, that an Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. An Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding

100 percent) at the time of exercise. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in Common Shares or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

(b) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods and shall provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

(d) Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other similar transaction or event.

(e) Each grant of Appreciation Rights shall be evidenced by an Evidence of Award that shall describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(f) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

6. Restricted Shares. The Board may also authorize the grant or sale to Participants of Restricted Shares. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject, except (if the Board shall so determine) in the event of a Change in Control or other similar transaction or event, for a period of not less than 3 years to be determined by the Board at the Date of Grant, to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares and each grant may specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and shall set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

(f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

(g) Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award that shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares shall be held in custody by the Corporation until all restrictions thereon shall have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

7. Deferred Shares. The Board may also authorize the granting or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale shall constitute the agreement by the Corporation to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Board may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale shall be subject, except (if the Board shall so determine) in the event of a Change in Control or other similar transaction or event, to a Deferral Period of not less than 3 years, as determined by the Board at the Date of Grant.

(d) During the Deferral Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(e) Each grant or sale of Deferred Shares shall be evidenced by an Evidence of Award containing such terms and provisions, consistent with this Plan, as the Board may approve.

8. Performance Shares and Performance Units. The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee.

(b) The Performance Period with respect to each Performance Share or Performance Unit shall be such period of time (not less than 1 year, except in the event of a Change in Control or other similar transaction or event, if the Board shall so determine) commencing with the Date of Grant (as shall be determined by the Board at the time of grant).

(c) Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) Each grant shall specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which no payment will be made and shall set forth a formula for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Management Objectives.

(e) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units which have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(f) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(g) The Board may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

(h) Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award containing such other terms and provisions, consistent with this Plan, as the Board may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of options to purchase Common Shares and may also authorize the grant or sale of Restricted Shares and Deferred Shares to Non-Employee Directors.

(a) Each grant of Option Rights awarded pursuant to this Section 9 shall be evidenced by an agreement in such form as shall be approved by the Board, and shall be subject to the following additional terms and conditions:

(i) Each grant shall specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(ii) Each grant shall specify an Option Price per share, which shall not be less than 100 percent of the Market Value per Share on the Date of Grant.

(iii) Each such Option Right shall become exercisable to the extent of one-fourth of the number of shares covered thereby 1 year after the Date of Grant and to the extent of an additional one-fourth of such shares after each of the next 3 successive years thereafter. Such Option Rights shall become exercisable in full immediately in the event of a Change in Control. Each such Option Right granted under the Plan shall expire 5 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Notwithstanding the foregoing, the Board may provide that Option Rights granted after October 9, 2001 shall expire not more than 10 years from the Date of Grant.

(iv) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death as set forth in paragraph (d) hereof, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire 90 days after such termination, or on their stated expiration date, whichever occurs first; provided, however, that any Option Rights may provide that a Director who has completed a specified period of service on the Board or attained a specified age will be entitled to exercise any such Option Rights immediately in full at any time after any such termination until their stated expiration date.

(v) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

(vi) If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

(vii) Option Rights may be exercised by a Non-Employee Director only upon payment to the Corporation in full of the Option Price of the Common Shares to be delivered. Such payment shall be made in cash or in Common Shares previously owned by the Optionee for more than six months, or in a combination of cash and such Common Shares.

(viii) Common Shares acquired upon the exercise of these Option Rights may not be transferred for 1 year except in the case of the Director’s death, disability or other termination of service as a Director.

(b) Each grant or sale of Restricted Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 6 of this Plan.

(c) Each grant or sale of Deferred Shares pursuant to this Section 9 shall be upon terms and conditions consistent with Section 7 of this Plan.

10. Transferability.

(a) Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by an Optionee other than by will or the laws of descent and distribution, except (in the case of a Participant who is not a Director or officer of the Corporation) to a fully revocable trust of which the Optionee is treated as the owner for federal income tax purposes. Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative. Notwithstanding the foregoing, the Board in its sole discretion may provide for transferability of particular awards under this Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3.

(b) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions on transfer.

11. Adjustments. The Board shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, and Performance Shares granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan and in the number of shares to be granted pursuant to Section 9 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11.

12. Change in Control. For purposes of this Plan, a “Change in Control” shall mean if at any time any of the following events shall have occurred:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of

Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either: (A) the then-outstanding shares of common stock of the Corporation (the “Corporation Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Corporation, (2) any acquisition by the Corporation, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b); or

(ii) Individuals who, as of the date hereof, constitute the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Corporation Common Stock and Voting Stock of the Corporation, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(iv) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

13. Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

14. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Corporation may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Option Rights. In no event, however, shall the Corporation accept Common Shares for payment of taxes in excess of required tax withholding rates, with respect to any grant made on or after July 1, 2000, except that, in the discretion of the Board, a Participant or such other person may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.

15. Participation by Employees of Designated Subsidiaries. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Corporation or another Subsidiary, the Board may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan and any applicable agreement entered into with any such employee pursuant to this Plan) the Common Shares that would otherwise be delivered by the Corporation, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Corporation. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Corporation, on terms consistent with this Plan and approved by the Board and such Designated Subsidiary. All such Common Shares so delivered by or to a Designated Subsidiary shall be treated as if they had been delivered by or to the Corporation for purposes of Section 3 of this Plan, and all references to the Corporation in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of “Board” and except in other cases where the context otherwise requires.

16. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

17. Administration of the Plan.

(a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof), consisting of not less than three Non-Employee Directors appointed by the Board of Directors, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. A majority of the committee (or subcommittee thereof) shall constitute a quorum, and the action of the members of the committee (or subcommittee thereof) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee thereof).

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

18. Corporation’s Rights Upon Occurrence of Detrimental Activity. Any Evidence of Award may provide that if a Participant, either during employment by the Corporation or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Return to the Corporation, in exchange for payment by the Corporation of any amount actually paid therefor by the Participant, all shares of Common Shares that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(b) With respect to any Common Shares so acquired that the Participant has disposed of, pay to the Corporation in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Market Value per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts are not paid to the Corporation, the Corporation may set off the amounts so payable to it against any amounts (but only to the extent that such amount would not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code) that may be owing from time to time by the Corporation or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

19. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent.

20. Governing Law. The Plan and all awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

21. Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the shareholders of the Corporation in order to comply with applicable law or the rules of any national securities exchange upon which the Common Shares are traded or quoted shall not be effective unless and until such approval has been obtained. Presentation of the Plan or any amendment thereof for shareholder approval shall not be construed to limit the Corporation’s authority to offer similar or dissimilar benefits in plans that do not require shareholder approval.

(b) Except with respect to Option Rights and Appreciation Rights, the Board may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Board also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(c) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

(d) If permitted by Section 409A of the Code and except in the case of a Covered Employee where such action would result in the loss of an otherwise available exemption under Section 162(m) of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Deferral Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(e) Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Option Rights or the base price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an exercise price or base price, as applicable, that is less than the exercise price of the original Option Right or base price of the original Appreciation Right, as applicable, without shareholder approval.

(f) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor shall it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. Prior to exercise of any Option Right, and prior to exercise, payment or delivery pursuant to any other award, the Participant may be required, at the Corporation’s request, to certify in a manner reasonably acceptable to the Corporation that the Participant has not engaged in, and has no present intention to engage in the future in, any Detrimental Activity.

(g) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

22. Termination. No grant shall be made under this Plan more than 10 years after March 4, 2009, subject to approval by the shareholders of the Corporation at the 2009 Annual Meeting of Shareholders, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

Directions to Sheraton Suites
1989 Front Street, Cuyahoga Falls, Ohio 44221

From Akron-Canton Regional Airport
Take Interstate 77 North to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard. The hotel is located on the left, at the corner of Front Street and Broad Boulevard.

From Youngstown (East)
Take Interstate 76 West to Route 8 North. Proceed on Route 8 North and take the Broad Boulevard Exit. Turn left onto Broad Boulevard and turn left again onto Front Street. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to the Broad Boulevard Exit. Turn right on Broad Boulevard and then turn left on Front Street. The hotel is on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to the 277/224 East/Canton Exit. Follow Route 77 to Exit 4B, Akron “Exit Only”. Within one mile follow Exit 125A, Route 8 North. Exit at Broad Boulevard and turn left to the hotel.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting DIEBOLD, INCORPORATED date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting
5995 MAYFAIR ROAD instruction form. P.O. BOX 3077 NORTH CANTON, OH 44720-8077 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DIEBL1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
DIEBOLD, INCORPORATED For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” these items. 0 0 0 Vote on Directors
1. To elect nine Directors Nominees: 01) Phillip R. Cox 06) Eric J. Roorda 02) Richard L. Crandall 07) Thomas W. Swidarski 03) Gale S. Fitzgerald 08) Henry D.G. Wallace 04) Phillip B. Lassiter 09) Alan J. Weber 05) John N. Lauer
Vote on Proposal For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year 2009. 0 0 0 3. To approve the Company’s Amended and Restated 1991 Equity and Performance Incentive Plan. 0 0 0
The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified. The Board of Directors recommends a vote “FOR” these items. NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PLEASE VOTE TODAY!
SEE REVERSE SIDE
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com (you will need to reference the 12-digit control number located on the front of the proxy card).
TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED DIEBL2
DIEBOLD, INCORPORATED
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Thomas W. Swidarski and Kevin J. Krakora, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on February 27, 2009, at the annual meeting of shareholders which will be held at Sheraton Suites, 1989 Front Street, Cuyahoga Falls, Ohio (directions available in the proxy statement) on P April 23, 2009 or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York Mellon for the R account in the Dividend Reinvestment Plan. O X This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Y Company, Trustee of the DIEBOLD 401(K) SAVINGS PLAN 091971 and DIEBOLD INC. 401(K) SAVINGS PLAN FOR PUERTO
RICO ASSOCIATES #095760. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustees by 5:30 p.m. EDT on April 20, 2009 the Trustee will vote your shares held in the Plans.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.
(Continued, and to be dated and signed on the reverse side)